Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

among

TRANSCAT, INC.,

AXIOM TEST EQUIPMENT, LLC,

AXIOM TEST EQUIPMENT, INC.,

GARY F. SHILTS, Trustee of the Shilts Family
2008 Trust, DTD 5/6/2008,

JOSHUA SHILTS,

SHANNON JOHNSON, TRUSTEE of the Shannon and
Gloria Johnson Living Trust,

LAVON M. PARRISH,

GARY F. SHILTS,

SHANNON JOHNSON,

and

JOSHUA SHILTS, as Shareholder Representative

Dated August 8, 2023

Table of Contents

Article I. THE MERGER		1
1.1	The Merger	1
1.2	Effective Time and Closing	2
1.3	Effect of the Merger	2
1.4	Governing Documents	2
1.5	Merger Consideration and Payment	2
1.6	Effect on Company Stock	3
1.7	Closing Statement; Adjustment.	4
1.8	Payment of Indebtedness and Company Transaction Expenses	6
1.9	Holdback	7
1.10	Tax Consequences.	7
1.11	Taking of Necessary Action; Further Action	8
1.12	Incentive Compensation	8
Article II. CLOSING		8
2.1	Closing Date	8
2.2	Closing Deliveries	8
Article III. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS		10
3.1	Authority; Execution and Delivery	10
3.2	Organization	10
3.3	No Conflict; Consents	11
3.4	Capitalization; Title to Company Shares	11
3.5	Subsidiaries	11
3.6	Financial Statements; Undisclosed Liabilities	11
3.7	Absence of Certain Changes or Events	12
3.8	Title, Condition and Sufficiency of Assets	13
3.9	Real Property	13
3.10	Accounts Receivable	14
3.11	Intellectual Property	15
3.12	Material Contracts	16
3.13	Litigation	17
3.14	Compliance with Laws; Permits	17
3.15	Environmental Matters	17
3.16	Taxes	18
3.17	Employee Relations.	20
3.18	Employee Benefit Matters.	21
3.19	Transactions with Related Parties	23
3.20	Insurance	24
3.21	Relationship with Significant Customers	24
3.22	Relationship with Significant Suppliers	25
3.23	Anti-Corruption Laws	25

3.24	Privacy Laws	25
3.25	Product and Service Warranties	25
3.26	Banking Relationships	25
3.27	Purchase for Investment	26
3.28	Legend	26
3.29	Registration Rights	26
3.30	Sophisticated Investor	27
3.31	Existing Ownership	27
3.32	No General Solicitation	27
3.33	Reliance on Exemptions	27
3.34	Compliance with Applicable Law	27
3.35	Brokers	27
Article IV. REPRESENTATIONS AND WARRANTIES OF PARENT		28
4.1	Organization	28
4.2	Authority	28
4.3	No Conflict	28
4.4	Consents	28
4.5	Litigation	29
4.6	Parent Shares.	29
4.7	Brokers	29
4.8	SEC Documents.	29
4.9	Compliance with Laws.	31
Article V. COVENANTS		31
5.1	Confidentiality	31
5.2	Restrictive Covenants	31
5.3	Nondisparagement	32
5.4	Further Assurances	32
5.5	Release	33
5.6	Termination of 401(k) Plan	33
5.7	Spousal Consent	33
Article VI. Tax Matters		33
6.1	Tax Indemnification	33
6.2	Straddle Period	34
6.3	Transfer Taxes	34
6.4	Cooperation on Tax Matters	34
6.5	Responsibility for Filing Tax Returns	35
6.6	Refunds and Tax Benefits	35
6.7	Amended Returns and Retroactive Elections	35
6.8	Tax-Sharing Agreements	35
Article VII. SURVIVAL AND INDEMNIFICATION		35
7.1	Survival	35
7.2	General Indemnification	36
7.3	Process for Indemnification	37
7.4	Recoupment Against Holdback; Release of Holdback.	39
(a)	The	39

2

7.5	Right of Setoff	40
7.6	Remedies Exclusive	40
7.7	Tax Treatment	40
Article VIII. MISCELLANEOUS		41
8.1	Shareholder Representative	41
8.2	Interpretive Provisions	42
8.3	Entire Agreement	43
8.4	Successors and Assigns	43
8.5	Headings	43
8.6	Modification and Waiver	43
8.7	Expenses	43
8.8	Notices	44
8.9	Governing Law	45
8.10	Public Announcements	45
8.11	No Third Party Beneficiaries	45
8.12	Counterparts	45
8.13	Delivery by Facsimile and Email	45
Article IX. CERTAIN DEFINITIONS		45
9.1	Defined Terms	45
9.2	Other Definitions	57

Exhibit A       Form of Registration Rights Agreement

3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 8, 2023, by and among TRANSCAT, INC., an Ohio corporation (“Parent”), AXIOM TEST EQUIPMENT, LLC, a Delaware limited liability company (“Merger Sub”), AXIOM TEST EQUIPMENT, INC., a California corporation (the “Company”), and GARY F. SHILTS, Trustee of the Shilts Family 2008 Trust, DTD 5/6/2008 (the “Shilts Trust”), JOSHUA SHILTS, an individual, SHANNON JOHNSON, Trustee of the Shannon and Gloria Johnson Living Trust (the “Johnson Trust”), and LAVON M. PARRISH, an individual (together with the Shilts Trust, Joshua Shilts, and the Johnson Trust, each, individually, a “Shareholder” and, collectively, “Shareholders”), GARY F. SHILTS, individually (“G. Shilts”), and SHANNON JOHNSON, individually (“Johnson” and, together with G. Shilts and Shareholders, the “Shareholder Parties”), and JOSHUA SHILTS, solely in his capacity as the representative for Shareholders (the “Shareholder Representative”). Parent, Merger Sub, the Company, each Shareholder Party, and the Shareholder Representative is referred to herein as a “Party” and together as the “Parties”.

RECITALS

A.          Shareholders own, in the aggregate, all of the issued and outstanding capital stock of the Company, and Parent owns all of the issued and outstanding membership units of Merger Sub. G. Shilts is a beneficiary of the Shilts Trust, and Johnson is a beneficiary of the Johnson Trust.

B.           Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”) and the California General Corporation Law (the “CGCL”) and other applicable Laws, Parent and the Company intend to enter into a business combination transaction by means of a merger of the Company with and into Merger Sub, with Merger Sub being the surviving entity and continuing as a wholly owned subsidiary of Parent (the “Merger”).

C.           Each of the Parties intends for the Merger to qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

Article I.
THE MERGER

1.1          The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DLLCA and the CGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity in the Merger (the “Surviving Company”).

1.2          Effective Time and Closing. Subject to the conditions of this Agreement, at the Closing, the Parties shall cause the Merger to be consummated by causing a certificate of merger or other applicable documents as may be required under the DLLCA and the CGCL (collectively, the “Certificates of Merger”) to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California. The Merger shall become effective at such time as the Merger Certificates are duly filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of California or at such other time as Parent and the Company shall agree and specify in the Merger Certificates (the “Effective Time”).

1.3          Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DLLCA, the CGCL and other applicable provisions of Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all outstanding shares of the common stock of the Company (“Company Shares”) shall be canceled and all the property, rights, privileges, powers and franchises of the Company shall vest in Surviving Company, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of Surviving Company.

1.4          Governing Documents. At the Effective Time:

(a)      the Certificate of Formation of Merger Sub shall remain and become the Certificate of Formation of Surviving Company;

(b)      the limited liability company agreement of Merger Sub shall remain and become the limited liability company agreement (the “LLC Agreement”) of the Surviving Company;

(c)      the Managers of Merger Sub in office immediately prior to the Effective Time shall be the initial Managers of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the LLC Agreement of the Surviving Company or as otherwise provided by Law; and

(d)      the officers of Merger Sub in office immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the LLC Agreement of the Surviving Company or as otherwise provided by Law.

1.5          Merger Consideration and Payment.

(a)      Merger Consideration. Upon the terms and subject to the conditions of this Agreement and subject to the adjustments set forth in this Agreement including, without limitation, Section 1.7, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof (but subject to Section 1.6(b)), Company Shares issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, in the aggregate, the following: (a) the Cash Consideration (subject to adjustment as provided in this Agreement including, without limitation, Section 1.7 and Section 1.8, plus (b) the Closing

Consideration Shares, plus (c) the portion of the Holdback Amount, if any, paid to the Shareholders (by the issuance of Holdback Shares) pursuant to this Agreement (including, without limitation, Section 7.4).

(b)          Payments at Closing. Subject to the terms and conditions of this Agreement, in payment of the Merger Consideration, at Closing:

(i)      Parent shall pay and deliver to Shareholders, in the aggregate, the Estimated Cash Payment, by wire transfer of immediately available funds to one or more accounts that have been designated in writing by Shareholders.

(ii)     Parent shall withhold from the Merger Consideration 43,583 Parent Shares (the “Holdback Shares”), as further described in Section 1.9. The number of Holdback Shares was determined by dividing $3,800,000 (the “Holdback Amount”) by $87.19 (the “Parent Share Value”), rounded to the nearest whole number. The Parent Share Value is the volume weighted (based on the number of Parent Shares traded on each day that the closing price is used in this calculation) average of the closing sale prices of Parent Shares on the Nasdaq Stock Market for the 60 consecutive trading days ending on August 4, 2023 (which is the date that is two trading days prior to the Closing Date).

(iii)    Parent shall deliver to the Shareholders, in the aggregate, 271,820 Parent Shares (the “Closing Consideration Shares”). The number of Closing Consideration Shares to be issued to Shareholders was determined by dividing $23,700,000 by the Parent Share Value.

(iv)    Parent shall pay, or cause to be paid, on behalf of the Shareholder Parties or the Company, the Estimated Closing Indebtedness, in accordance with Section 1.8.

(v)     Parent shall pay, or cause to be paid, on behalf of the Shareholder Parties or the Company, the Estimated Closing Transaction Expenses, in accordance with Section 1.8.

(c)          All payments of the Merger Consideration to Shareholders, including payments in respect of the Cash Consideration, Closing Consideration Shares and any portion of the Holdback Amount paid to the Shareholders (by delivery of Holdback Shares), will be allocated among Shareholders in accordance with their respective Allocable Portions, as set forth on Schedule 1.5(c). The Shareholder Parties (i) acknowledge that they have agreed to allocate the Merger Consideration in accordance with the Allocable Portions set forth on Schedule 1.5(c), even though the Allocable Portions are disproportionate to the Shareholders’ respective ownership of Company Shares, and (ii) hereby authorize and direct Parent to pay the Merger Consideration to the Shareholders in accordance with their respective Allocable Portions.

(d)          Shareholders acknowledge and agree that Parent shall be entitled to reduce any cash payments to Shareholders by all applicable deductions and tax withholdings in respect of the payments pursuant to this Section 1.5.

1.6          Effect on Company Stock.

(a)      Conversion of Company Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Parent, Merger Sub, the Company or the Surviving Company, the Company Shares issued and outstanding immediately prior to the Effective Time will be canceled and the rights pertaining thereto will be automatically converted into each Shareholder’s right to receive his or her Allocable Portion of the Merger Consideration.

(b)      Surrender of Company Certificates. Subject to the terms of this Agreement, the Allocable Portion of the Merger Consideration shall be issued and paid to each Shareholder upon surrender of his or her certificates representing the Company Shares (collectively, the “Company Certificates”) or, in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and indemnity, if required) in a form reasonably acceptable to Parent. Company Certificates shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable Merger Consideration pursuant to Section 1.5(a).

(c)      Cancellation of Treasury Stock. At the Effective Time, each Company Share owned by the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(d)      No Fractional Shares. No fraction of a Parent Share will be issued by virtue of the Merger or the transactions contemplated hereby. Only whole Parent Shares will be delivered to Shareholders. In the event that a Shareholder would receive a fractional Parent Share, Parent will pay the cash value of such fractional share to such Shareholder (as determined based on the Parent Share Value).

(e)      Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the records of the Surviving Company of Company Shares that were outstanding immediately prior to the Effective Time.

(f)      Waiver of Appraisal Rights. Each Shareholder acknowledges that he has voted or consented, in his capacity as a shareholder of the Company, to approve the Merger. Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal and dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger that such Shareholder or any other Person may have by virtue of, or with respect to, any Company Shares owned by such Shareholder.

1.7          Closing Statement; Adjustment.

(a)      On the Closing Date, Shareholders shall deliver to Parent a written statement (the “Estimated Closing Statement”) in form and substance reasonably satisfactory to Parent, setting forth Shareholders’ good faith estimate as of the Closing Date of, and the components and calculation of, (i) the Closing Cash (the “Estimated Closing Cash”), (ii) the Closing Working Capital (the “Estimated Closing Working Capital”), (iii) the Closing

Indebtedness (the “Estimated Closing Indebtedness”), and (iv) the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”). The Estimated Closing Statement, and the Estimated Closing Cash, Estimated Closing Working Capital, Estimated Closing Indebtedness, and Estimated Closing Transaction Expenses shall be adjusted as necessary on the Closing Date to reflect any adjustments reasonably requested by Parent and satisfactory to Shareholders in their reasonable discretion.

(b)      Delivery of Closing Statement. Within 120 days after the Closing Date, Parent shall cause to be prepared and shall deliver to the Shareholder Representative a statement (the “Final Closing Statement”) setting forth in reasonable detail Parent’s calculation of (i) the Closing Cash, (ii) the Closing Working Capital, (iii) the Closing Indebtedness, and (iv) the Closing Transaction Expenses.

(c)      Cooperation. Parent, each Shareholder Party and the Shareholder Representative shall, and shall use reasonable efforts to cause its respective Affiliates, agents and representatives to, cooperate and assist in the preparation of the Final Closing Statement and the calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses and in the conduct of the reviews and dispute resolution process referred to in this Section 1.7.

(d)      Review Period. During the 30-day period following the Shareholder Representative’s receipt of the Final Closing Statement, the Shareholder Representative shall be permitted to review the working papers of Parent relating to the Final Closing Statement. The Final Closing Statement and the calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses shall become final and binding upon the Parties for purposes of this Section 1.7 on the 30th day following delivery thereof, unless the Shareholder Representative gives written notice of his disagreement with the Final Closing Statement (“Notice of Disagreement”) to Parent prior to such date, which notice, to be valid, must comply in all material respects with this Section 1.7. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and include all supporting schedules, analyses, working papers and other documentation, (ii) include only disagreements based on Closing Cash, Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses not being calculated in accordance with this Section 1.7, (iii) specify the line item or items in the calculation of Closing Cash, Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses with which the Shareholder Representative disagrees and the amount of each such line item or items as calculated by the Shareholder Representative, and (iv) include the Shareholder Representative’s calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses, as applicable. The Shareholder Representative and Parent shall be deemed to have agreed with all items and amounts included in the calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness or Closing Transaction Expenses delivered pursuant to Section 1.7(b) except such items that are specifically disputed in the Notice of Disagreement.

(e)      Resolution of Disputes. If the Shareholder Representative delivers, in a timely manner, Notice of Disagreement pursuant to Section 1.7, then the Final Closing Statement (as revised in accordance with this Section 1.7(e)), and the resulting calculation of the Closing Cash, Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses

resulting therefrom, shall become final and binding upon the Parties for purposes of this Section 1.7 on the earlier of (i) the date any and all matters specified in the Notice of Disagreement are finally resolved in writing by the Shareholder Representative and Parent and (ii) the date any and all matters specified in the Notice of Disagreement not resolved by the Shareholder Representative and Parent are finally resolved in writing by the Independent Accountant. The Final Closing Statement shall be revised to the extent necessary to reflect any resolution by the Shareholder Representative and Parent and any final resolution made by the Independent Accountant in accordance with this Section 1.7(e). During the 30-day period following the delivery of a timely Notice of Disagreement or such longer period as the Shareholder Representative and Parent shall mutually agree, the Shareholder Representative and Parent shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period (or such longer period as mutually agreed by the Shareholder Representative and Parent), the Shareholder Representative and Parent have not so resolved such differences, the Shareholder Representative and Parent shall submit the dispute for resolution to Deloitte (the “Independent Accountant”), for review and resolution of any and all matters which remain in dispute and which were included in the Notice of Disagreement in accordance with this Section 1.7. The determination of the Independent Accountant shall be based solely on the provisions of this Agreement and shall be final and binding upon the Parties. The Parties shall be entitled to have judgment entered upon the determination of the Independent Accountant in any court having jurisdiction over the Party against which such determination is to be enforced. The fees, costs, and expenses of the Independent Accountant shall be borne by Parent and Shareholders in proportion to the manner in which the amount that is subject to dispute is determined in favor of, or adversely to, each Party. Each of Parent and Shareholders shall bear all expenses of its or their own independent accountants incurred in connection with the preparation or review of the Final Closing Statement, any Notice of Disagreement, and participation on the Dispute Resolution Panel.

(f)           Merger Consideration Adjustment.

(i)      If the Final Cash Payment is greater than the Estimated Cash Payment, then, subject to Section 1.10(a), within five Business Days of the determination of the Final Closing Statement, Parent shall pay to the Shareholder Representative (for further distribution to Shareholders, in accordance with their Allocable Portions) an aggregate amount equal to such excess by wire transfer of immediately available funds to an account or accounts designated in writing by the Shareholder Representative prior to the date when such payment is due.

(ii)      If the Final Cash Payment is less than the Estimated Cash Payment, then within five Business Days of the determination of the Final Closing Statement, Shareholders, jointly and severally, shall pay or cause to be paid to Parent an amount equal to such deficiency by wire transfer of immediately available funds to an account or accounts designated in writing by Parent prior to the date when such payment is due.

1.8          Payment of Indebtedness and Company Transaction Expenses. Shareholders shall deliver with the Estimated Closing Statement delivered pursuant to Section 1.7(a): (i) with respect to the Estimated Closing Indebtedness, the name of each Person to which any Estimated Closing Indebtedness is owed and the amount owed to each such Person, and pay-off letters

(including wire instructions for payment) in form and substance reasonably satisfactory to Parent executed at or prior to the Closing by all such Persons, and (ii) with respect to the Estimated Closing Transaction Expenses, the name of each Person to which any payment of any Estimated Closing Transaction Expenses is owed and the amount owed to each such Person, and copies of each invoice reflecting the Estimated Closing Transaction Expenses (including wire instructions for payment). Shareholders hereby authorize and direct Parent to pay at the Closing, on behalf of Shareholders, the Company (and apply to the payment of the Merger Consideration the amount of), the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses, in accordance with the payoff statements, invoices and wire instructions so provided by Shareholders. Notwithstanding the foregoing, Parent may, in its sole discretion, elect not to repay on behalf of Shareholders and the Company, at the Closing, any portion of the Closing Indebtedness, in which case such unpaid portion of the Closing Indebtedness shall remain a Liability of the Company, and shall be a part of the Closing Indebtedness for all purposes of this Agreement (including, without limitation, determining the Estimated Cash Payment and Final Cash Payment and for the adjustments provided in Section 1.7). The Parties shall cooperate in arranging for the repayment of the Estimated Closing Indebtedness and Estimated Closing Transaction Expenses at the Closing. Shareholders shall cause the Company to facilitate such repayment and the release, in connection with such repayment, of any Encumbrances securing the Closing Indebtedness.

1.9          Holdback. As security for the obligations of the Shareholder Parties pursuant to this Agreement (including Section 1.7, Article VI, and Article VII), Parent shall withhold the Holdback Amount (through a holdback of the Holdback Shares) from the Merger Consideration, and hold the Holdback Amount and Holdback Shares during the Holdback Period, pursuant to the terms of this Agreement (including, without limitation, Section 7.4). On the Closing Date, Parent shall direct its transfer agent to reserve for issuance a number of Parent Shares equal to the number of Holdback Shares.

1.10        Tax Consequences.

(a)      It is intended by the Parties that the Merger shall qualify as a reorganization pursuant to Section 368(a)(1)(A) of the Code, and, notwithstanding anything to the contrary contained herein, if necessary to assure that the Merger will satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, as mutually determined by counsel to Parent and counsel to the Company and Shareholders, the number of Parent Shares that will be delivered to the Shareholders in the Merger shall be increased and the amount of cash that will be paid to the Shareholders in the Merger shall be decreased (as determined based on the Parent Share Value). The Company, Parent, and Merger Sub will each be a party to the plan of reorganization within the meaning of Section 368(b) of the Code and each hereby adopts this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Regulations.

(b)      Any amounts deducted and withheld from the consideration otherwise payable pursuant to Section 1.5 of this Agreement to any holder of Company Shares and paid by the withholding party to the applicable Authority, shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which such deduction and withholding was made.

1.11        Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the then current officers and directors or managers, as applicable, of Parent and Merger Sub and the officers and directors of the Company shall take all such lawful and necessary action.

1.12        Incentive Compensation. At the Closing, Parent shall grant to each employee of the Company identified on Schedule 1.12 (an “Eligible Employee”) a restricted stock unit award (each, an “RSU Award”) for the number of Parent Shares set forth on Schedule 1.12 for such Eligible Employee. Each RSU Award shall be issued subject to and in accordance with the terms of the Transcat, Inc. 2021 Incentive Plan and shall vest on the first anniversary of the Closing Date, subject to the applicable Eligible Employee remaining an employee of the Surviving Company on such date.

Article II.
CLOSING

2.1          Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall take place at such place and time as is agreed in writing by Parent and the Company, or via electronic transmittal of documents, on the date of this Agreement (the “Closing Date”). For financial accounting and tax purposes, to the extent permitted by Law, the Closing shall be deemed to have become effective as of 11:59 p.m. on the Closing Date. This Agreement and all other agreements, certificates, documents and instruments furnished in connection with this Agreement or the other agreements, certificates, documents and instruments at the Closing shall be deemed to be delivered simultaneously on the Closing Date and may be delivered by means of an exchange of executed documents by facsimile or an attachment in “pdf” or similar format to an electronic mail message.

2.2          Closing Deliveries.

(a)          Deliveries by Parent. At the Closing, Parent shall deliver or cause to be delivered the following to Shareholders or other Persons as specified below:

(i)        the amounts (including the Estimated Cash Payment and Closing Consideration Shares) set forth in Section 1.5(b), in accordance therewith;

(ii)       the Certificates of Merger, duly executed by Merger Sub, as applicable;

(iii)      a Registration Rights Agreement with respect to Parent Shares, in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”), duly executed by Parent;

(iv)      such other agreements, certificates and documents as may be reasonably requested by the Company to effectuate or evidence the transactions contemplated hereby.

(b)          Deliveries by the Company and Shareholders. At the Closing, the Company and Shareholders shall deliver or cause to be delivered the following to Parent:

(i)        the Company Certificates for the Company Shares, as provided in Section 1.6(b);

(ii)       the Certificates of Merger, duly executed by the Company;

(iii)      the Registration Rights Agreement, duly executed by Shareholders;

(iv)      a lock-up agreement, in a form reasonably acceptable to Parent, duly executed by Shareholders, with respect to the Closing Consideration Shares;

(v)       a certificate of the Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of (A) the certificate of incorporation of the Company, and all amendments thereto, as certified by the Secretary of State of California; (B) the by-laws of the Company, and all amendments thereto; and (C) a copy of all resolutions adopted by the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the other Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the Merger.

(vi)      a certificate of good standing dated not more than 10 days prior to the Closing Date from (A) the Secretary of State of the State of California, attesting to the good standing in California of the Company, and (B) the secretary of state of each other state or jurisdiction attesting to the good standing of the Company, as applicable, in each other state or jurisdiction where the Company is qualified to transact business;

(vii)     the Estimated Closing Statement (together with all payoff statements and other documents that Shareholders are required to deliver pursuant to Section 1.8 with respect to the Estimated Closing Indebtedness and the Estimated Closing Transaction Expenses);

(viii)    the consents from Authorities or other Persons, if any, set forth on Schedule 3.3 in forms reasonably acceptable to Parent;

(ix)      the original stock ledgers and minute books for the Company;

(x)       such lien releases or other written evidence reasonably satisfactory to Parent, evidencing the release of all Encumbrances on the assets of the Company that are not Permitted Encumbrances;

(xi)      written confirmation of the termination, effective immediately prior to the Closing, of the 401(k) Plan, in accordance with Section 5.6;

(xii)     true and complete copies of all resolutions adopted by the trustees of the Shilts Trust and of the Johnson Trust, respectively, authorizing the execution, delivery and performance of this Agreement and the other Ancillary Documents to which the Shilts Trust or the Johnson Trust, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby;

(xiii)      the Spousal Consents, as contemplated by Section 5.7; and

(xiv)      such other agreements, certificates and documents as may be reasonably requested by Parent to effectuate or evidence the transactions contemplated hereby.

Article III.
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder Party, jointly and severally, makes the following representations and warranties to Parent:

3.1          Authority; Execution and Delivery. The Company’s execution and delivery of this Agreement and each of the other agreements, certificates, instruments and documents contemplated hereby (collectively, the “Ancillary Agreements”) to which the Company is a party, its compliance with the provisions hereof and thereof and the consummation of all of the transactions contemplated hereby and thereby, have all been duly and validly authorized by all necessary corporate action on the part of the Company. Each Shareholder Party has all necessary power and authority, and the full legal capacity, to enter into and deliver this Agreement and each Ancillary Agreement to which such Shareholder Party is a party, to carry out his or her obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of the Shilts Trust and the Johnson Trust is a trust duly established and validly existing under the laws of California. G. Shilts is a trustee of the Shilts Trust, and has the necessary power, authority and capacity, on behalf of the Shilts Trust, to enter into this Agreement and to perform the obligations of the Shilts Trust hereunder. Johnson is a trustee of the Johnson Trust, and has the necessary power, authority and capacity, on behalf of the Johnson Trust, to enter into this Agreement and to perform the obligations of the Johnson Trust hereunder. No proceedings have been instituted or are pending for the termination, dissolution or liquidation of the Shilts Trust or the Johnson Trust. This Agreement and each Ancillary Agreement to which the Company or any Shareholder Party is a party has been duly authorized, executed and delivered by the Company or such Shareholder Party and constitutes a legal, valid and binding obligation of the Company or such Shareholder Party, as applicable, enforceable against the Company or such Shareholder Party in accordance with its terms and conditions, except as enforcement may be limited by General Enforceability Exceptions.

3.2          Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The Company has all requisite power and authority to carry on the Business. The Company is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified can be cured without material expense and will not render any Material Contract of the Company unenforceable. Shareholders have provided to Parent true and complete copies of the Organizational Documents of the Company, all as amended to date.

3.3          No Conflict; Consents. The execution, delivery and performance by the Company and each Shareholder Party of this Agreement and each Ancillary Agreement to which the Company and each Shareholder Party is a party, and the consummation by the Company and each Shareholder Party of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law to which the Company or any Shareholder Party is subject, (b) violate any provision of the Organizational Documents of the Company or the provisions of the Shilts Trust or the Johnson Trust, or (c) except as set forth on Schedule 3.3, violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the assets of the Company or any Shareholder Party or give to others any interests or rights therein under, any Contract or Permit to which the Company or any Shareholder Party is a party or by which the Company or any Shareholder Party may be bound or affected. Except as set forth on Schedule 3.3, no consent, approval, or authorization of, or exemption by, or filing with, any Authority or other Person is required to be obtained or made by the Company or any Shareholder Party in connection with the execution, delivery, and performance by the Company or any Shareholder Party of this Agreement or any Ancillary Agreement to which the Company or any Shareholder Party is a party, or the taking by the Company or any Shareholder Party of any other action contemplated hereby or thereby.

3.4          Capitalization; Title to Company Shares.

(a)      The authorized share capital of the Company consists of 100,000 shares of common stock, of which 31,717 shares are issued and outstanding. All of the outstanding Company Shares have been duly authorized, are validly issued, fully paid and non-assessable, and Shareholders are the record and beneficial owner of all Company Shares, as set forth on Schedule 3.4(a), free and clear of all Encumbrances. The Company Shares constitute all of the issued and outstanding shares of the Company.

(b)      There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the equity interests of the Company or obligating Shareholders or the Company to issue or sell any shares of capital stock of, or any other interest in, the Company. The Company does not have any outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Shares.

3.5          Subsidiaries. The Company does not (i) directly or indirectly own any stock of, equity interest in, or other investment in any other corporation, joint venture, partnership, trust or other Person or (ii) have any subsidiaries or any predecessors in interest by merger, liquidation, reorganization, acquisition or similar transaction.

3.6          Financial Statements; Undisclosed Liabilities. The books of account and related records of the Company fairly reflect the Company’s assets, Liabilities and transactions.

Shareholders have delivered to Parent true and current copies of the following financial statements (the “Financial Statements”): (a) the balance sheets of the Company as of December 31, 2022, December 31, 2021 and December 31, 2020 and the related statements of income and stockholder’s equity for the years ended December 31, 2022, December 31, 2021 and December 31, 2020, and (b) the balance sheet of the Company as of the Interim Balance Sheet Date, and the related statement of income for the three-month period ended on the Interim Balance Sheet Date (the “Interim Financial Statements”). The Financial Statements fairly present the financial position of the Company and the results of their operations and cash flows as of the respective dates and for the respective periods indicated therein and, except as set forth on Schedule 3.6, have been prepared in accordance with GAAP, except further that the Interim Financial Statements are subject to normal year-end adjustments, none of which are expected to be material in amount or nature, and do not include disclosures normally made in footnotes. The Financial Statements have been prepared from and are in accordance with the books and records of the Company. The Company does not have any Liabilities except for (a) Liabilities reflected on or accrued and reserved against in the Interim Balance Sheet, or (b) Liabilities incurred in the Ordinary Course of Business after the Interim Balance Sheet Date (none of which is material or results from, arises out of, or relates to any material breach or violation of, or default under, a Contract or requirement of Law).

3.7          Absence of Certain Changes or Events. Except as set forth on Schedule 3.7, since December 31, 2022, the Company has conducted its business only in the Ordinary Course of Business and there has not been a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.7, since December 31, 2022, the Company has not (a) issued, purchased or redeemed any of its equity securities, or granted or issued any option, warrant or other right to purchase or acquire any such equity securities, (b) incurred or discharged any Liabilities, except Liabilities incurred or discharged in the Ordinary Course of Business, (c) encumbered any of its properties or assets, tangible or intangible, except for Encumbrances incurred in the Ordinary Course of Business, (d) (i) granted any increase in the salaries (other than normal increases for employees averaging not in excess of five percent per annum made in the Ordinary Course of Business) or other compensation or benefits payable or to become payable to, or any advance (excluding advances for ordinary business expenses consistent with past practice) or loan to, any officer, director, shareholder, member, partner, employee or independent contractor of the Company, (ii) made any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the Ordinary Course of Business made pursuant to the Benefit Plans, (iii) granted or made any other payment of any kind to or on behalf of any officer, director, member, partner, shareholder, employee or independent contractor other than payment of base compensation and reimbursement for reasonable expenses in the Ordinary Course of Business, or (iv) adopted, amended or terminated any employee benefit plan (including any Benefit Plan) or any stay bonus, retention bonus, transaction bonus or change in control bonus plan or arrangement, other than, in any case, amendments required by applicable Law, (e) suffered any change or, to the knowledge of the Shareholder Parties, received any threat of any change in any of its relations with, or any loss or, to the knowledge of the Shareholder Parties, threat of loss of, any of the suppliers, clients, distributors, customers or employees that are material to the Business, including any loss or change which may result from the transactions contemplated by this Agreement, (f) disposed of or failed to keep in effect any rights in, to or for the use of any Permit material to the Business, (g) changed any method of keeping of its books of account or accounting practices, (h) disposed of or failed to keep in effect any rights in, to or for the use of any of the Intellectual Property material to the Business, (i) sold, transferred or otherwise disposed of any assets, properties or rights of the Business with a value in excess of $25,000, except inventory sold in the Ordinary Course of Business, (j) entered into any transaction or Contract outside the Ordinary Course of Business or with any partner, shareholder, member, officer, director or other Affiliate of the Company or any Shareholder Party, (k) made or authorized any single capital expenditure in excess of $25,000, or capital expenditures in excess of $50,000 in the aggregate, (l) changed or modified in any manner its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, respectively, including acceleration of collections of receivables, failure to make or delay in making collections of receivables (whether or not past due), acceleration of payment of payables or failure to pay or delay in payment of payables, (m) incurred any material damage, destruction, theft, loss or business interruption, (n) made any declaration, payment or setting aside for payment of any distribution (whether in equity or property) with respect to any securities or interests of the Company, (o) made (except as consistent with past practice) or revoked any Tax election or settled or compromised any material Liability for Taxes with any Taxing Authority, (p) waived or released any material right or claim of the Company or incurred any modifications, amendments or terminations of any Contracts which are in the aggregate materially adverse to the Company or the Business, or (q) instituted any material change in its conduct of the Business or any material change in its accounting practices or methods of cash management.

3.8          Title, Condition and Sufficiency of Assets.

(a)      The Company has good and valid title to, or a valid leasehold interest in, all property and other assets used by it in the operation of its Business, reflected in the Financial Statements or acquired after the Interim Balance Sheet Date, other than properties and assets sold, consumed or otherwise disposed of in the Ordinary Course of Business since the Interim Balance Sheet Date, free and clear of all Encumbrances, except for Permitted Encumbrances. None of the Shareholder Parties owns or uses, or has any rights to own or use, any real or personal property, tangible or intangible, or any other assets, used in the operation of the Business.

(b)      The buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good condition and repair (except for ordinary wear and tear and routine maintenance in the Ordinary Course of Business), are adequate for the purposes for which they are presently used in the conduct of the Business, and comply with all applicable Laws. The buildings, plants, structures, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company currently owned or leased by the Company constitute all of the assets, properties and rights necessary for the operation of the Business by the Company as the Business is currently conducted. Except as otherwise set forth on Schedule 3.8(b), no Person other than the Company owns any assets, properties and rights used in the Business, other than assets owned by third parties and used in the Business pursuant to a Material Contract identified on Schedule 3.12(a).

3.9          Real Property.

(a)      The Company does not own, and has never owned, any real property.

(b)      Schedule 3.9(b) sets forth the address of each parcel of real property leased by the Company (collectively, the “Leased Real Property”). All of the Leased Real Property is leased pursuant to valid, binding and enforceable leases listed on Schedule 3.9(b) (the “Real Property Leases”). The Leased Real Property comprises all of the real property used by the Company in the operation of the Business. Except as set forth on Schedule 3.9(b), with respect to each parcel of Leased Real Property, (i) there are no pending or, to the knowledge of the Shareholder Parties, threatened condemnation proceedings or Actions relating to it, (ii) other than the Real Property Leases, there are no other leases, subleases, licenses or concessions, written or oral, granting to any Person the right to use or occupy any portion of the Leased Real Property, (iii) to the knowledge of the Shareholder Parties, the Company’s possession and quiet enjoyment of the Leased Real Property has not been disturbed and there are no disputes with respect to the Real Property Leases; (iv) no other party to such Real Property Lease is an Affiliate of, or otherwise has any economic interest in, the Company, except as set forth on Schedule 3.9(b); (v) the Company has not collaterally assigned or granted any Encumbrance (other than Permitted Encumbrances) in such Real Property Lease or any interest therein; (vi) there are no construction liens or similar Encumbrances with respect to the Leased Real Property; and (vii) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach of or default under such Real Property Lease that has not been redeposited in full. The Company does not owe, nor will it owe in the future, any brokerage commissions or finder’s fees with respect to any of the Real Property Leases. Schedule 3.9(b) lists all amendments, modifications, estoppels, subordination, non-disturbance and attornment agreements and any other agreements or understandings related to the Leased Real Property or the Real Property Leases.

(c)      Neither the Company nor any Shareholder Party has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting any parcel of Leased Real Property or any portion thereof or interest therein.

(d)      To the knowledge of the Shareholder Parties, the Leased Real Property is in compliance with all applicable building, zoning, subdivision, health and safety, land use and other applicable Laws, and all insurance requirements affecting the Leased Real Property. The Company has not received any written notice of violation of any applicable Law or insurance requirements affecting the Leased Real Property and, to the knowledge of the Shareholder Parties, there is no basis for the issuance of any such notice or the taking of any action for such violation.

(e)      The current use and occupancy of the Leased Real Property and the operation of the Business of the Company as currently conducted thereon do not violate in any respect any easement, covenant, condition, restriction or similar provision in any instrument of record or, to the knowledge of the Shareholder Parties, other unrecorded agreement affecting such Leased Real Property.

3.10        Accounts Receivable.

(a)      All of the Company’s accounts and notes receivable reflected on the Interim Balance Sheet and the accounts and notes receivable arising after the Interim Balance Sheet Date (collectively, the “Accounts Receivable”) represent amounts receivable for products actually delivered or services actually provided (or, in the case of non-trade accounts or notes represent amounts receivable in respect of other bona-fide business transactions), have arisen in the Ordinary Course of Business and have been or will be billed and are generally due within 30 days after such billing. Except as set forth on Schedule 3.10(a), all of the Accounts Receivable are and will be fully collectible within 30 days after billing, net of the reserves shown on the Interim Balance Sheet (or in the books of the Company, as applicable, if such Accounts Receivable were created after the Interim Balance Sheet Date). To the knowledge of the Shareholder Parties, there is no contest, claim, or right of set-off under any Contract with any obligor of a material Account Receivable relating to the amount or validity of such Account Receivable.

(b)      Except as set forth on Schedule 3.10(b), since December 31, 2019, there have not been any write-offs as uncollectible of the Company’s accounts receivable except for write-offs in the Ordinary Course of Business and not in excess of $10,000 in the aggregate.

3.11        Intellectual Property.

(a)      Schedule 3.11(a)(i) contains a true and complete listing of all the material items of Intellectual Property owned by the Company and other material intangible assets and properties owned by the Company, including, without limitation, each patent and registration which has been issued to the Company, and each pending application or application for registration made by the Company, with respect to the Intellectual Property of the Company (collectively, the “Material Owned Intellectual Property”). Schedule 3.11(a)(ii) contains a true and complete listing of all material items of Intellectual Property and other material intangible assets and properties owned by third parties which the Company has a right to use pursuant to a license, sublicense, agreement or permission (the “Licensed Intellectual Property”), other than any shrink-wrap, click-wrap or similar licenses provided in connection with off-the-shelf or pre-loaded software or online services. The Material Owned Intellectual Property and the Licensed Intellectual Property constitute all material Intellectual Property and other intangible assets and properties used in connection with the conduct of the Business by the Company

(b)      Except as set forth on Schedule 3.11(b), each item of Intellectual Property owned by the Company, including the Material Owned Intellectual Property, is valid and in full force and effect and is owned by the Company free and clear of all Encumbrances and other claims, including any claims of joint ownership or inventorship. All issuance, renewal, maintenance and other payments that are or have become due as of the date hereof with respect to the Material Owned Intellectual Property have been timely paid by or on behalf of the Company.

(c)      Except as set forth on Schedule 3.11(c): (a) the Company owns or possesses adequate licenses or other valid rights to use all Intellectual Property used by it in the conduct of the Business, (b) the conduct of the Business of the Company does not infringe, misappropriate, dilute or conflict with, and has not conflicted with any Intellectual Property of any other Person, (c) neither the Company nor any Shareholder Party has received any notices alleging that the conduct of the Business, including the marketing, sale and distribution of the products and services of the Business, infringes, dilutes, misappropriates or otherwise violates any Person’s Intellectual Property, (d) no current or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any rights to royalties or other compensation, in any of Intellectual Property owned or purported to be owned by the Company, (e) there is no agreement or other contractual restriction affecting the use by the Company of any of the Intellectual Property owned or purported to be owned by the Company, and (f) Shareholders do not have any knowledge of any present infringement, dilution, misappropriation or other violation of any of the Intellectual Property owned or purported to be owned by the Company by any Person, and the Company has not asserted or threatened any claim or objection against any Person for any such infringement or misappropriation.

(d)      Except as set forth on Schedule 3.11(d), the information technology systems owned, leased, licensed or otherwise used in the conduct of the Business, including all computer software, hardware, firmware, process automation systems and telecommunications systems used by the Company in the Business (the “IT Systems”) perform reliably and in material conformance with the documentation and specifications for such systems. The Company has taken commercially reasonable steps to ensure that the IT Systems do not contain any viruses, “worms,” disabling or malicious code, or other anomalies that would materially impair the functionality of the IT Systems. The Company has taken commercially reasonable steps to provide for the backup, archival and recovery of the critical business data of the Company. The Company has taken commercially reasonable measures to maintain the confidentiality and value of all of its trade secrets.

3.12        Material Contracts.

(a)      Schedule 3.12(a) contains a complete and accurate list of all Material Contracts (classified (i) through (xv), as applicable, based on the definition of Material Contracts). As used in this Agreement, “Material Contracts” means all Contracts of the following types to which the Company is a party or by which the Company or any of its properties or assets is bound: (i) any real property leases; (ii) any labor or employment-related agreements; (iii) any joint venture and limited partnership agreements; (iv) mortgages, indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing of money or extension of credit; (v) agreements for the sale of goods or products or performance of services by or with any vendor or customer (or any group of related vendors or customers); (vi) lease agreements for machinery and equipment, motor vehicles, or furniture and office equipment or other personal property by or with any vendor (or any group of related vendors); (vii) agreements restricting in any manner the right of the Company to compete with any other Person, or restricting the right of the Company to sell to or purchase from any other Person; (viii) agreements between the Company and any of its Affiliates; (ix) guaranties, performance, bid or completion bonds, surety and appeal bonds, return of money bonds, and surety or indemnification agreements; (x) custom bonds and standby letters of credit; (xi) any license agreement or other agreements to which the Company is a party regarding any Intellectual Property of others; (xii) other agreements, contracts and commitments which (A) cannot be terminated by the Company on notice of 30 days or less or (B) require payment by the Company of $5,000 or more upon termination; (xiii) powers of attorney; (xiv) any agreements or arrangements with any employees, sales representatives, consultants, independent contractors, agents or other representatives of the Company (including sales commission agreements or arrangements); and (xv) each other agreement or contract to which the Company is a party or by which the Company or their respective assets are otherwise bound which is material to its Business, operation, financial condition or prospects.

(b)      Each Material Contract is valid, binding and enforceable against the Company and the other parties thereto in accordance with its terms and is in full force and effect, except as enforcement may be limited by General Enforceability Exceptions. The Company and, to the knowledge of the Shareholder Parties, each of the other parties thereto, have performed all obligations required to be performed by them under, and are not in default under, any of such Contracts and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. The Company has not received any written claim from any other party to any Contract that the Company has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Shareholders have furnished to Parent a true and complete copy of each Material Contract required to be disclosed on Schedule 3.12(a).

3.13        Litigation. Except as set forth on Schedule 3.13, there is no, and during the last five years there has not been any, dispute, claim, action, suit, proceeding, review, arbitration, audit or investigation (collectively, “Action”) before any Authority pending or, to the knowledge of the Shareholder Parties, threatened against the Company or any of its properties or assets or (to the extent the Company may have an obligation to provide indemnification or may otherwise become liable) any of its shareholders, members, officers, directors or employees. The Company is not a party to or bound by any outstanding Governmental Order with respect to or affecting the properties, assets, personnel or Business of the Company. Shareholders have provided Parent with a list setting forth a general description of settlements occurring since January 1, 2019 regarding actual or threatened Action binding on the Company.

3.14        Compliance with Laws; Permits. The Company is, and for the past five years has been, in compliance with all applicable Laws. Set forth on Schedule 3.14 are all governmental or other industry permits, registrations, certificates, certifications, exemptions, licenses, franchises, consents, approvals and authorizations (“Permits”) necessary for the conduct of the Business of the Company as presently conducted, each of which the Company validly possesses and is in full force and effect. No notice, citation, summons or order has been issued, no complaint has been filed and served, no penalty has been assessed and notice thereof given, and no investigation or review is pending or, to the knowledge of the Shareholder Parties, threatened with respect to the Company, by any Authority with respect to any alleged (a) violation in any material respect by the Company of any Law, or (b) failure by the Company to have, or comply with, any Permit required in connection with the conduct of its Business.

3.15        Environmental Matters. The Company is conducting, and for the past five years has conducted, its operations and the Business, and has occupied and operated the Leased Real Property in compliance with all Environmental Laws. The Company holds and is in compliance with all Permits required under Environmental Laws for its operation and the conduct of its Business, and all such Permits are in full force and effect. There is no Action relating to or arising under Environmental Laws that is pending or, to the knowledge of the Shareholder Parties, threatened against or affecting the Company or any real property currently or, to the knowledge of the Shareholder Parties, formerly owned, operated or leased by the Company. The Company has not received any written or other notice of, or entered into or assumed by Contract or operation of laws or otherwise, any obligation, Liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws, and, to the knowledge of the Shareholder Parties, no facts, circumstances or conditions exist with respect to the Company or any property currently or formerly owned, operated or leased by the Company or any property to or at which the Company transported or arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company incurring Environmental Liabilities. No authorization, notification, recording, filing, consent, waiting period, remediation, or approval is required under any Environmental Laws in order to consummate the transaction contemplated hereby.

3.16        Taxes.

(a)      Except as set forth on Schedule 3.16(a), (i) the Company and each Shareholder Party has timely filed or caused to be filed with the appropriate federal, state, local and foreign governmental entity or other authority (individually or collectively, “Taxing Authority”) all Tax Returns required to be filed with respect to the Company, and the Company has timely paid or remitted in full or caused to be paid or remitted in full all Taxes required to be paid with respect to the Company (whether or not shown due on any Tax Return); (ii) all Tax Returns are true, correct and complete; and (iii) there are no liens for Taxes upon the Company or their respective assets, except liens for current Taxes not yet due and payable. Neither the Company nor any Shareholder Party has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Taxes with respect to the Company. Shareholders have disclosed on their Tax Returns all positions taken therein with respect to the Company that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(b)      There is no Action now pending against the Company or any Shareholder Party, in respect of any Tax with respect to the Company, and no notification of an intention to examine, request for information related to Tax matters or notice of deficiency or proposed adjustment for any amount of Tax has been received by the Company or any Shareholder Party. No Taxing Authority with which the Company or any Shareholder Party does not file Tax Returns has claimed that the Company or any Shareholder Party is or may be subject to taxation by that Taxing Authority with respect to the Company. The Company has not commenced activities in any jurisdiction that will result in an initial filing of any Tax Return with respect to Taxes imposed by a Taxing Authority that the Company had not previously been required to file in the immediately preceding taxable period.

(c)      The Company has withheld and paid to the proper Taxing Authority all Taxes that it was required to withhold and pay, and has properly completed and timely filed all information returns or reports, including IRS Forms 1099 and W-2, that are required to be filed and has accurately reported all information required to be included on such returns or reports. All Taxes associated with taxable fringe benefits, that the Company is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper Taxing Authority to the extent due and payable.

(d)      There is no Tax sharing or allocation agreement, arrangement or Contract with any Person pursuant to which the Company would have liability for Taxes of another Person following the Closing. The Company (i) has not been a member of an affiliated group under Section 1504(a) of the Code or any similar group defined under a similar provision of state, local, or non-U.S. law, or (ii) does not have any liability for Taxes of another Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision or state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(e)      Neither the Company nor any Shareholder Party is or has been a party to any “listed transaction,” as defined in Section 6707A(e)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations.

(f)      The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) “closing agreement,” as described in Code Section 7121 (or any corresponding provision of state, local, or non-U.S. income Tax law); (C) intercompany transaction, as defined in Section 1.1502-13 of the Treasury Regulations, or any excess loss account, as defined in Section 1.1502-19 of the Treasury Regulations, (or any corresponding provision of state, local or non-U.S. income Tax law); (D) installment sale or open transaction made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) election under Code Section 108(i).

(g)      The Company has collected all sales tax in the ordinary course of business and remitted such sales tax amount to the applicable Authority, or has collected sales tax exemption certificates from all entities from which the Company does not collect sales tax.

(h)      The Company has not distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(i)      The Company has never (i) had a permanent establishment in any country other than the country under the Law of which it is organized, as defined in any applicable treaty or convention between such country and the jurisdiction of the entity’s incorporation or formation or (ii) engaged in activities in any jurisdiction other than the jurisdiction under the Law of which it is organized that would subject it to taxation by such jurisdiction.

(j)      Neither the Company nor any Shareholder Party has entered into any closing agreement or requested any private letter ruling, technical advice memoranda or similar agreements or rulings relating to Taxes or Tax items with any Taxing Authority with respect to the Company.

(k)      Neither the Company nor any Shareholder Party is a “foreign person” as that term is used in Treasury Regulation Section 1.1445-2.

(l)      Neither the Company nor any Shareholder Party has received, directly or indirectly, any Tax credits, grants, subsidies, loan guarantees, or other forms of preferential treatment or assistance from any Authority with respect to the Company. The consummation of the transaction contemplated by this Agreement will not result in the loss of any Tax holiday, Tax abatement or similar Tax benefit.

3.17        Employee Relations.

(a)      Schedule 3.17(a) sets forth a true and complete list setting forth the name, position, job location, salary or wage rate, commission status, date of hire, full- or part-time status, active or leave status and “exempt” or “non-exempt” status, for each employee or individual service provider of the Company as of the date hereof (including any individual absent due to short-term disability, family or medical leave, military leave or other approved absence). Except as set forth on Schedule 3.17(a), the Company is not party to any management, employment, consulting or other agreements or understandings with any individual providing for employment for a defined period of time or on an other than “at-will” basis or for termination or severance benefits.

(b)      The Company is not: (i) a party to or otherwise bound by any collective bargaining or other type of union agreement, (ii) a party to, involved in or, to the knowledge of the Shareholder Parties, threatened by, any material labor dispute or material unfair labor practice charge, or (iii) currently negotiating any collective bargaining agreement, and the Company has not experienced any work stoppage during the last three years. To the knowledge of the Shareholder Parties, no organizational effort is presently being made or is currently threatened by or on behalf of any labor union with respect to any group of employees of the Company.

(c)      The Company is, and for the past five years has been, in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, unemployment insurance, worker’s compensation, equal employment opportunity, employment discrimination and immigration control. Except as disclosed on Schedule 3.17(c), there are no outstanding claims against the Company or the Benefit Plans (other than routine claims for benefits under such plans), whether under Law, regulation, Contract, policy or otherwise, asserted by or on behalf of any present or former employee or job applicant of the Company on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for a period other than the current payroll period, (iii) any amount of vacation pay (including paid time off) or pay in lieu of vacation time off (including paid time off), other than vacation time off or pay (including paid time off) in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers’ compensation or disability benefits, (vii) any violation of any Law relating to employment terminations, layoffs, or discipline, (viii) any violation of any Law relating to employee “whistleblower” or “right-to-know” rights and protections, (ix) any violation of any Law relating to the employment obligations of federal contractors or subcontractors, (x) any violation of any Law relating to minimum wages or maximum hours of work, or (xi) unfair labor practices, and none of Shareholders is aware of any such claims which have not been asserted. No Person (including any Authority) has asserted or, to the knowledge of the Shareholder Parties, threatened any claims against the Company or any of its predecessors under or arising out of any regulation relating to equal opportunity employment, discrimination, harassment, or occupational safety in employment or employment practices.

(d)      The Company has properly classified all employees, leased employees, consultants, independent contractors and all other Persons providing services to the Company for all purposes (including, without limitation, for all Tax purposes and for purposes related to eligibility to participate in or accrue a benefit under the Benefit Plans), and has withheld and paid all applicable Taxes and made all appropriate filings in connection with services provided by such Persons to the Company. The Company has properly classified all employees as “exempt” or “non-exempt” under the Fair Labor Standards Act and similar state or local Law.

(e)      The Company has not conducted any mass layoffs or plant closings as defined by the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law.

3.18        Employee Benefit Matters.

(a)      Schedule 3.18(a) lists all “employee benefit plans,” as defined in Section 3(3) of ERISA and all other retirement, pension, profit sharing, stock bonus, stock, restricted stock, stock option, stock purchase, equity-based, profits interest, phantom equity, employment, service, retainer, compensation, consulting, change in control, welfare, health (including medical, dental and vision), life, disability, group insurance, savings, deferred compensation, bonus or incentive compensation, paid time off, severance, salary continuation, retention, indemnification and fringe benefit and perquisite (including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, and tuition reimbursement) agreements, arrangements, plans, programs, Contracts, policies, or practices maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer, director, member, partner or independent contractor of the Company or with respect to which the Company or any ERISA Affiliate may have any Liability, whether contingent or otherwise (the “Benefit Plans”). In the case of each “employee welfare benefit plan” as defined in Section 3(1) of ERISA, Schedule 3.18(a) discloses whether such plan is (i) unfunded, (ii) funded through a “welfare benefit fund,” as such term is defined in Code Section 419(e), or other funding mechanism or (iii) insured.

(b)      As applicable, with respect to each Benefit Plan, Shareholders have delivered or made available to Parent true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Benefit Plan, a written description thereof, (ii) the current summary plan description and each summary of material modifications thereto, (iii) the most recent IRS determination, advisory or opinion letter, (iv) all funding and administrative arrangement documents, including trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements, (v) for the three most recent years, the filed Form 5500 for each Benefit Plan required to file Form 5500; and (vi) all communications, records, notices and filings received from or sent to the IRS, Department of Labor or Pension Benefit Guaranty Corporation within the past five years.

(c)      The Company and each ERISA Affiliate are in compliance with the provisions of ERISA, the Code and all other Laws applicable to the Benefit Plans (including all applicable aspects of the Patient Protection and Affordable Care Act, as amended, and the Health Insurance Portability and Accountability Act of 1996, as amended). Each Benefit Plan has been maintained, operated and administered in compliance with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all other Laws. Neither the Company nor any ERISA Affiliate has incurred and none could reasonably be expected to incur an employer shared responsibility penalty under Section 4980H of the Code. The Company and each ERISA Affiliate have timely and accurately satisfied their reporting obligations under Sections 6055 and 6056 of the Code.

(d)      No Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or any dependent or beneficiary of any Person beyond termination of service or retirement other than coverage mandated by Law, and neither the Company nor any ERISA Affiliate has made a written or oral promise, or any communication that could reasonably be expected to promise, to any Person to provide any such benefits.

(e)      No Benefit Plan is (or at any time has been), and neither the Company nor any ERISA Affiliate (i) has ever contributed to, or been required to contribute to, or has any liability (contingent or otherwise) under or with respect to, and no current or former employees of the Company or any ERISA Affiliate currently participate or ever have participated in (with respect to their employment with the Company or an ERISA Affiliate) any employee benefit plan that is (i) subject to Part 3, Subtitle B of Title I of ERISA, Title IV of ERISA or Code Section 412, (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” as described in Section 413€ of the Code, (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(e)(9) of the Code), or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA).

(f)      All Benefit Plans which are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Code Section 401(a) now meet, and at all times since their inception have met, the requirements for such qualification, and the related trusts are now, and at all times since their inception have been, exempt from taxation under Code Section 501(a). Each Benefit Plan that is intended to be qualified under Code Section 401(a) has received a favorable determination letter (or an opinion or advisory letter on which it is entitled to rely) from the IRS that such Benefit Plan is qualified under Code Section 401(a). No event has occurred that will or could give rise to the revocation of any applicable determination letter or the loss of the right to rely on any applicable opinion or advisory letter, or the disqualification or loss of tax-exempt status of any such Benefit Plan or trust under Code Sections 401(a) or 501(a).

(g)      All contributions (including all employer contributions and employee salary reduction contributions) and premium payments which are or have been due have been paid to or with respect to each Benefit Plan within the time required by Law. All required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Interim Balance Sheet or will be properly accrued on the books and records of the Company and each ERISA Affiliate as of the Closing Date. None of the Benefit Plans has any unfunded Liabilities which are not reflected on the Interim Balance Sheet. Neither the Company nor any ERISA Affiliate has any assets subject to (or expected to be subject to) a lien for unpaid contributions to any Benefit Plan.

(h)      The Company’s execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan or related agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting (other than vesting required due to the termination of tax-qualified retirement plans, which shall not require an additional contribution to such plans), distribution, increase in benefits, or other obligation to fund benefits with respect to any Person or (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company or any ERISA Affiliate to amend or terminate any Benefit Plan (or result in any adverse consequence for so doing). The execution of this Agreement, and performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment or benefit that will or may be made by the Company that may be characterized as “excess parachute payment,” within the meaning of Section 280G(b)(1) of the Code. The Company does not have any Liability or obligation to make a payment that is not or will not be deductible under Code Section 280G. No Person is entitled to receive any additional payment (including any tax gross-up or other payment) as a result of the imposition of the excise taxes required by Code Section 4999.

(i)      There are no pending or, to the knowledge of the Shareholder Parties, threatened Actions by or on behalf of any Benefit Plan, any employee or beneficiary covered under any Benefit Plan, any Authority with respect to a Benefit Plan, or otherwise involving any Benefit Plan (other than routine claims for benefits). No Benefit Plan is under audit or investigation by any Authority and, to the knowledge of the Shareholder Parties, no such audit or investigation is threatened.

(j)      Each of the Benefit Plans can be terminated at any time in the sole discretion of the plan sponsor, without any additional contribution to such Benefit Plan or the payment of any additional compensation or amount or acceleration of any benefits (other than accelerated vesting with respect to tax-qualified retirement plans, which shall not require any additional contribution to be made). Nothing prohibits the prompt distribution of all amounts under any Benefit Plan subject to Section 401(a), 403(a) or 403(b) of the Code, provided that such Benefit Plan is terminated by the plan sponsor prior to Closing.

(k)      Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Code Section 409A, complies (and has at all relevant times complied) in both form and operation with the requirements of Code Section 409A so that no amount paid pursuant to any such Benefit Plan is or will be subject to tax under Code Section 409A; and neither the Company nor any ERISA Affiliate is or has been required to report any Taxes due as a result of a failure of a Benefit Plan to comply with Code Section 409A. With respect to each Benefit Plan, neither the Company nor any ERISA Affiliate has any indemnity obligation for any Taxes or interest imposed or accelerated under Code Section 409A.

3.19        Transactions with Related Parties. Except as described on Schedule 3.19, since January 1, 2019, no member, stockholder, officer, manager or director of the Company, nor any Affiliate of the Company or of any such Person, has or had:

(a)      any contractual or other claims, express or implied, of any kind whatsoever against the Company;

(b)      any interest in any property or assets used by the Company;

(c)      any direct or indirect ownership or other interest in any competitor of the Company; or

(d)      engaged in any other material transaction with the Company (other than employment relationships at the salaries disclosed in the Schedules to this Agreement).

Except as described on Schedule 3.19, no stockholder, officer or director of the Company, nor any Affiliate of such Person, has outstanding any loan, guarantee or other obligation of borrowed money made to or from the Company.

3.20        Insurance.

(a)      The Company maintains, with financially sound and reputable insurers, insurance with respect to its properties and Business against loss or damages of the kinds customarily insured against by companies of established reputation engaged in the same or similar businesses as the Company, as applicable, in such amounts that are commercially reasonable and customarily carried under similar circumstances by such other companies.

(b)      Schedule 3.20(b)(i) contains a complete and correct list of all policies and Contracts for insurance (including coverage amounts and expiration dates) of which the Company is the owner, insured or beneficiary, or covering the Company’s properties or assets. All such policies are outstanding and in full force and effect. The Company is not in default with respect to any provision contained in any such policy, nor has the Company failed to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 3.20(b)(ii): (i) all of such coverages are provided on a “claims made” (as opposed to “occurrence”) basis; (ii) there are no outstanding claims under such policies; (iii) there are no premiums or claims due under such policies which remain unpaid; (iv) no notice of cancellation or non-renewal with respect to, or disallowance (other than reservation of rights by the insurer) of any material claim under, any such policy has been received; and (v) the Company has not been refused any insurance, nor have any of its coverages been limited by any insurance carrier to which it has applied for insurance or with which has carried insurance.

3.21        Relationship with Significant Customers. The Company has not received any written or oral communication or notice from any Significant Customer stating that, or otherwise has any reason the believe that, any Significant Customer (a) has ceased, or will cease, to use the products or services of the Company, (b) has substantially reduced, or will substantially reduce, the use of such products or services at any time, or (c) will otherwise materially and adversely modify its business relationship with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). “Significant Customer” means, with respect to the Company, the top 10 customers of the Company, as applicable, by dollar volume of sales, for the 4-month period ended on April 30, 2023 and the fiscal year ended December 31, 2022, as set forth on Schedule 3.21.

3.22        Relationship with Significant Suppliers. The Company has not received any written or oral communication or notice from any Significant Supplier stating that, or otherwise has any reason to believe that, any Significant Supplier, (a) will stop, materially decrease the rate of, or materially and adversely change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise) or (b) will otherwise materially and adversely modify its business relationship with the Company. “Significant Supplier” means, with respect to the Company, the top 10 suppliers to the Company, as applicable, by dollar volume of purchase, for the 4-month period ended on April 30, 2023 and for the fiscal year ended December 31, 2022, as set forth on Schedule 3.22.

3.23        Anti-Corruption Laws. Without limiting the generality of Section 3.14, since January 1, 2019, none of Shareholders, the Company or, to the knowledge of the Shareholder Parties, anyone acting on the Company’s behalf has: (i) violated, or engaged in any activity, practice or conduct which would violate, any Anti-Corruption Law; (ii) used corporate funds or assets for any unlawful contribution, gift, entertainment or other unlawful expense, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment; or (iii) directly, or indirectly through its agents, representatives or any other person authorized to act on its behalf, offered, promised, paid, given, or authorized the payment or giving of money or anything else of value; in each case, to any Government Official or Person while knowing or having reason to believe that some portion or all of the payment or thing of value will be offered, promised, or given, directly or indirectly, to a Government Official or another Person; for the purpose of (x) influencing any act or decision of such Government Official or such Person in his, her or its official capacity, including a decision to do or omit to do any act in violation of his, her or its lawful duties or proper performance of functions, (y) inducing such Government Official or such person or entity to use his, her or its influence or position with any Governmental Authority or other person or entity to influence any act or decision, or (z) in order to obtain or retain business for, direct business to, or secure an improper advantage for, the Company.

3.24        Privacy Laws. Without limiting the generality of Section 3.14, the Company has complied in all respects with all applicable Privacy Laws. There are no restrictions on the collection, use, disclosure and retention of Personal Information by the Company except as provided by Privacy Laws. There are no Actions, whether statutory or otherwise, pending, ongoing, or to the knowledge of the Shareholder Parties, threatened with respect to the collection, use, disclosure or retention of Personal Information by the Company. No decision, judgment, order or award, whether statutory or otherwise is pending or has been made and no notice has been received pursuant to any Privacy Laws requiring the Company to take or refrain from taking any action with respect to Personal Information.

3.25        Product and Service Warranties. Except as set forth on Schedule 3.25 and except for warranties under applicable Law (if any), (a) there are no warranties, express or implied, written or oral, with respect to the products and services of the Company, and (b) there are no pending or, to the knowledge of the Shareholder Parties, threatened claims with respect to any such warranties.

3.26        Banking Relationships. Schedule 3.26 sets forth (a) a list of each account, lock box or safe deposit box of the Company (including any necessary identifying information), and

(b) the name of each Person authorized to draw thereon or to have access thereto and the name of each Person or entity, if any, holding powers of attorney with respect thereto or any other powers of attorney.

3.27        Purchase for Investment. Each Shareholder Party acknowledges that the Parent Shares that may be issued pursuant to this Agreement are “restricted securities” and have not been registered under the Securities Act or under any state securities laws. With respect to any Parent Shares delivered to Shareholders pursuant to this Agreement, each Shareholder (a) is acquiring the Parent Shares pursuant to an exemption from registration under the Securities Act for his own account solely for investment with no present intention or plan to distribute any of the Parent Shares to any Person nor with a view to or for sale in connection with any distribution thereof, in each case in violation of the Securities Act; (b) will not sell or otherwise dispose of any of the Parent Shares, except in compliance with Rule 144 promulgated under the Securities Act (the “Rule”); (c) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act); and (d) is not a registered broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer. Neither the Shareholder Parties nor any of their respective Affiliates are affiliated with any broker-dealer registered under Section 15(a) of the Exchange Act, or a member of FINRA or an entity engaged in the business of being a broker-dealer.

3.28        Legend. Each Shareholder Party acknowledges that all certificates, including book-entry representations of certificates, or other instruments representing Parent Shares issued hereunder will bear legends substantially to the following effect (in addition to any legend required under applicable federal, state, local or non-United States law):

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS. ANY ATTEMPT TO TRANSFER, SELL, OFFER TO SELL, PLEDGE, HYPOTHECATE OR OTHERWISE DISPOSE OF THIS INSTRUMENT IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID.”

3.29        Registration Rights. Each Shareholder Party acknowledges and understands that, except as provided in the Registration Rights Agreement, Parent is under no obligation to register the Parent Shares for public sale in the future, that any sales made publicly under the Rule must be made in accordance with the procedures of that Rule, and that any other resale of the Parent Shares may require compliance with some other exemption from registration under the Securities Act. Each Shareholder Party further acknowledges that if an exemption from registration under the Securities Act is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Parent Shares, and requirements relating to Parent which are outside of such Shareholder’s control, and which Parent is under no obligation and may not be able to satisfy.

3.30        Sophisticated Investor. Each Shareholder Party is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the issuance of the Parent Shares, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to evaluate the merits and risks of acquiring the Parent Shares, and can bear the economic risk and complete loss of its investment in the Parent Shares.

3.31        Existing Ownership. No Shareholder legally or beneficially owns or controls, directly or indirectly, any shares, convertible debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any shares or convertible debt in Parent, or has any agreement, understanding or arrangement to acquire any of the foregoing, except with respect to Parent Shares as to be issued to Shareholders pursuant to the transactions contemplated herein.

3.32        No General Solicitation. The Shareholder Parties did not learn of the transactions contemplated by this Agreement, including the issuance of the Parent Shares, as a result of any general solicitation or general advertising.

3.33        Reliance on Exemptions.  Each Shareholder Party understands that the Parent Shares are offered and sold to Shareholders in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that Parent is relying in part upon the truth and accuracy of, and each Shareholder Party’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Shareholder set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of Shareholders to acquire the Parent Shares.

3.34        Compliance with Applicable Law. If any Shareholder Party is not a United States person (as defined by Section 7701(a)(30) of the Code), such Shareholder Party hereby represents that he has satisfied himself as to the full observance of the laws of its jurisdiction in connection with the issuance of the Parent Shares and the transactions contemplated by this Agreement, including (i) the legal requirements within his jurisdiction for the issuance of the Parent Shares, (ii) any foreign exchange restrictions applicable to such issuance, (iii) any governmental or other consents that may need to be obtained, and (iv) the income Tax and other Tax consequences, if any, that may be relevant to the issuance, holding, sale, or transfer of the Parent Shares. The issuance of Parent Shares to Shareholders and Shareholders’ continued beneficial ownership of the Parent Shares will not violate any applicable securities or other laws of any Shareholder Party’s jurisdiction.

3.35        Brokers. Except as set forth on Schedule 3.35, neither the Company nor any Shareholder Party has retained, nor is the Company or any Shareholder Party obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of the Shareholder Parties, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Article IV.
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent makes the following representations and warranties to the Shareholder Parties:

4.1          Organization. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, and has all requisite corporate power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. Merger Sub is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

4.2          Authority. The execution, delivery, and performance by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party has been duly and validly executed and delivered by Parent or Merger Sub and constitutes the valid and binding obligation of Parent or Merger Sub, enforceable against Parent or Merger Sub in accordance with their respective terms, except as enforcement may be limited by General Enforceability Exceptions.

4.3          No Conflict. The execution, delivery, and performance by Parent and Merger Sub of this Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party, and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Parent or Merger Sub is subject, (ii) violate any provision of the certificate of incorporation, bylaws, or other governance documents of Parent or Merger Sub, or (iii) violate or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice, or both, constitute a default) under, or require the consent of any third party under, or result in or permit the termination or amendment of any provision of, or result in or permit the acceleration of the maturity or cancellation of performance of any obligation under, or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any assets or property or give to others any interests or rights therein under any indenture, deed of trust, mortgage, loan or credit agreement, license, Permit, Contract, lease, or other agreement, instrument or commitment to which Parent or Merger Sub is a party or by which either may be bound or affected; except, in each case, for violations, breaches, defaults, required consents, terminations, accelerations, Encumbrances or rights that in the aggregate would not materially hinder or impair the ability of Parent or Merger Sub to perform its obligations hereunder or the consummation of the transactions contemplated hereby.

4.4          Consents. No consent, approval, or authorization of, or exemption by, or filing with, any Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement or any

Ancillary Agreement to which Parent or Merger Sub is a party or the taking by Parent or Merger Sub of any other action contemplated hereby or thereby.

4.5          Litigation. There is no Action pending or, to the knowledge of Parent, threatened (a) against Parent or Merger Sub which, if adversely determined, would have a material adverse effect on the assets, business or financial condition of Parent or Merger Sub or (b) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement. There is no Governmental Order outstanding or, to the knowledge of Parent, threatened (i) against Parent or Merger Sub or their respective assets or business, or (ii) which seeks to prohibit, restrict or delay consummation of the transactions contemplated by this Agreement.

4.6          Parent Shares.

(a)      The authorized capital stock of Parent as of Closing consists of 30,000,000 shares of common stock, of which 7,643,099 shares were issued and outstanding as of July 28, 2023.

(b)      The Parent Shares that may be issued pursuant to this Agreement have been duly authorized and, upon issuance pursuant to this Agreement, will be validly issued, fully paid and non-assessable, will be issued in compliance with all applicable federal and state securities laws, and will be issued free of any preemptive rights, liens or restrictions other than those imposed pursuant to the Securities Act.

4.7          Brokers. Parent and Merger Sub have not retained, nor are Parent and Merger Sub obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on its behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements and, to the knowledge of Parent, no other Person is entitled to receive any brokerage commission, finder’s fee or other similar compensation in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

4.8          SEC Documents.

(a)      Parent has filed or furnished, as applicable, on a timely basis, all required reports, schedules, forms, certifications, and proxy and other statements with the SEC (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case, including all exhibits and schedules thereto and documents incorporated by reference therein, as have been supplemented, modified or amended since the time of filing, the “SEC Documents”) since the beginning of Parent’s last completed fiscal year. Since the beginning of Parent’s last completed fiscal year, each of the SEC Documents, at the time of its filing or being furnished, complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the SEC Documents. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the SEC Documents filed or furnished since the beginning of Parent’s last completed fiscal year did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading

(b)      The audited balance sheet of Parent dated March 25, 2023 contained in the SEC Documents is hereinafter referred to as the “Parent Balance Sheet.” Parent does not have any liabilities other than liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of Parent’s business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to be material to the Parent Balance Sheet, individually or in the aggregate.

(c)      The financial statements of Parent (including any related notes and schedules thereto) contained in the SEC Documents filed since the beginning of the last completed fiscal year (the “Parent Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by GAAP). The Parent Financial Statements accurately reflect the books and records of Parent and its subsidiaries and present fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and its subsidiaries at and for the respective periods indicated (subject, in the case of the unaudited financial statements included in the Parent Financial Statements, to normal year-end adjustments and any other adjustments described therein and as may be permitted by GAAP).

(d)      Parent maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rules 13a-15 or 15d-15 of the Exchange Act that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of Parent are being made only in accordance with authorizations of management and Parent’s board of directors, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a materially adverse effect on Parent’s financial statements. Parent maintains disclosure controls and procedures within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information relating to Parent, including its consolidated subsidiaries, required to be disclosed in Parent’s reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules of the SEC, and that all such material information is accumulated and communicated to the Parent’s principal executive officer and its principal financial officer by others employed by Parent to allow timely decisions regarding required disclosure under the Exchange Act and to make the certifications required under the Exchange Act with respect to such reports. Parent has disclosed to its auditors and the audit committee of its Board of Directors (A) any “significant deficiency” or “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X) in the system of internal control over financial reporting which are reasonably likely to adversely affect in any material respect its ability to timely record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees of Parent and its subsidiaries who have a significant role in its internal control over financial reporting.

(e)      As of the date of the Agreement, Parent is in compliance in all material respects with the listing and corporate governance rules and regulations of The Nasdaq Stock Market LLC applicable to Parent.

4.9          Compliance with Laws. Parent and its subsidiaries are, and during the past three years have been, in compliance in all material respects with all Laws to the extent applicable to Parent or any of its subsidiaries or by which any material property or asset of Parent or any of its subsidiaries is bound, and, to the knowledge of Parent, as of the date hereof are not under investigation by any Governmental Authority with respect to any actual or alleged material violation of any applicable Laws nor has any Governmental Authority indicated to Parent in writing an intention to conduct any such investigation.

Article V.
COVENANTS

5.1          Confidentiality. Each Shareholder Party shall keep confidential and not disclose to any other Person or use for his own benefit or the benefit of any other Person any confidential or proprietary information, technology, know-how, trade secrets (including all results of research and development), product formulas, industrial designs, franchises, inventions or other intellectual property regarding Parent, the Company, the Surviving Company or any of their respective businesses and operations including, without limitation, any such information regarding the Business (“Confidential Information”) in his possession or control. The obligations of each Shareholder Party under this Section 5.1 shall not apply to Confidential Information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by Law; provided, however, that, in any such case, the applicable Shareholder shall notify Parent as early as reasonably practicable prior to disclosure to allow Parent to take appropriate measures to preserve the confidentiality of such Confidential Information.

5.2          Restrictive Covenants.

(a)      During the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), each Shareholder Party covenants and agrees not to, and shall cause its respective Affiliates not to, directly or indirectly and anywhere in the Restricted Territory, conduct, manage, operate, engage in, or have an ownership interest in any business or enterprise engaged in (i) the Business, or (ii) any activities that are otherwise similar to, or competitive with, the Business. Notwithstanding the provisions of this Section 5.2(a), the beneficial ownership of less than five percent of the shares of stock or other equity interests of any corporation or other entity having a class of equity securities actively traded on a national securities exchange or over-the-counter market and not formed for the purpose of circumventing this Agreement shall not be deemed to violate the provisions of this Section 5.2(a). Notwithstanding anything in this Agreement to the contrary, solely with respect to Joshua Shilts, “Restricted Period” shall mean the period beginning on the Closing Date and ending on the second anniversary of the Closing Date.

(b)      During the Restricted Period, each Shareholder Party covenants and agrees not to, and shall cause its respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any Person which is or was a past, present or prospective customer or other business relation of the Company as of the Closing Date for the provision of products or services related to the Business or in any other manner that would otherwise interfere with business relationships between Parent and such customers and other business relations.

(c)      During the Restricted Period, each Shareholder Party covenants and agrees not to, and shall cause its respective Affiliates not to, directly or indirectly, call-on, solicit or induce, or attempt to solicit or induce, any Person who was employed or engaged as an independent contractor by the Company on or at any time before the Closing Date, to leave the employ or engagement of the Company, the Surviving Company or their Affiliates (including Parent) for any reason whatsoever, nor shall any Shareholder Party offer or provide employment (whether such employment is for a Shareholder or any other Person), either on a full-time basis or part-time or consulting basis, to any such Person.

(d)      The Shareholder Parties acknowledge and agree that the provisions of this Section 5.2 are reasonable and necessary to protect the legitimate business interests of Parent and its acquisition of the Company. None of the Shareholder Parties shall contest that Parent’s remedies at law for any breach or threat of breach by any Shareholder Party or any of their respective Affiliates of the provisions of this Section 5.2 may be inadequate, and that Parent shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.2 and to enforce specifically such terms and provisions, in addition to any other remedy to which Parent may be entitled at law or equity. The restrictive covenants contained in this Section 5.2 are covenants independent of any other provision of this Agreement or any other agreement between the Parties hereunder and the existence of any claim which any Shareholder Party may allege against Parent under any other provision of the Agreement or any other agreement will not prevent the enforcement of these covenants.

(e)      If any of the provisions contained in this Section 5.2 shall for any reason be held to be excessively broad as to duration, scope, activity or subject, then such provision shall be construed by limiting and reducing it, so as to be valid and enforceable to the extent compatible with the applicable Law or the determination by a court of competent jurisdiction.

5.3          Nondisparagement. Each Party agrees that it shall not, and shall cause each of its Affiliates not to, at any time, in any written or oral communications with the press or other media, any customer, client, stakeholder, investor or supplier of the other Party, or its Affiliate, or any other Person, criticize, ridicule, or make or encourage any other Person to make any statement that disparages, is derogatory of, or is negative toward the personal or business reputation, conduct or practices of the other Party, any of its Affiliates, or any of their then current or former respective officers, directors, employees, representatives, agents or attorneys.

5.4          Further Assurances. From time to time after the Closing, Parent shall, at the request of the Shareholder Representative, execute and deliver any further instruments or documents and take all such further action as the Shareholder Representative may reasonably request in order to evidence the consummation of the transactions contemplated hereby. From time to time after the Closing, each Shareholder Party shall, at the request of Parent, execute and deliver any further instruments or documents and take all such further action as Parent may reasonably request in order to evidence the consummation of the transactions contemplated hereby.

5.5          Release. Effective as of the Closing, each of the Shareholder Parties, on behalf of himself or itself, and his or its respective Affiliates and their respective past, present or future predecessors or successors (each, a “Releasing Party”), hereby irrevocably waives, releases, remises, and forever discharges the Company, Parent, Merger Sub, the Surviving Company, and their respective Affiliates and their respective past, present or future shareholders, partners, members and representatives and each of their respective successors from any and all actions, promises, agreements, rights to payment, rights to any equitable remedy, rights to any equitable subordination, demands, debts, Liabilities, express or implied contractual obligations, obligations of payment or performance, rights of offset or recoupment, accounts, Losses or expenses (including, without limitation, attorneys’ fees and other professional fees and expenses), whether known or unknown, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, absolute or contingent, direct or derivative, which such Releasing Party or any of its Affiliates may have against such party as of the date hereof (collectively, the “Claims”), other than claims arising under this Agreement or the other Ancillary Agreements. Each Shareholder Party understands that the released Claims include not only Claims presently known to it, but also include all unknown or unanticipated Claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released Claims as described above. Each Shareholder Party understands that he may hereafter discover facts different from what it now believes to be true, which if known, could have materially affected this release, but it nevertheless waives any Claims or rights based on different or additional facts.

5.6          Termination of 401(k) Plan. Effective immediately prior to the Closing, the Company has terminated the Axiom Test Equipment Inc. 401(K) Profit Sharing Plan & Trust (the “401(k) Plan”), subject to and in accordance with the terms of the 401(k) Plan.

5.7          Spousal Consent. Any Shareholder Party who resides in a community property state and is married on the date of this Agreement shall cause such individual’s spouse to execute and deliver to the Company a spousal consent in a form reasonably acceptable to Parent (a “Spousal Consent”).

Article VI.
Tax Matters

6.1          Tax Indemnification. The Shareholder Parties, jointly and severally, shall indemnify, defend and hold harmless the Surviving Company and Parent from and against the entirety of any Losses the Surviving Company or Parent may suffer resulting from, arising out of, relating to, in the nature of or caused by each and all of the following: (a) any and all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date, and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing

Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local or foreign law or regulation, (c) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before Closing, and (d) any and all Taxes of the Company, the Surviving Company or Parent arising or resulting from the payment of the Merger Consideration to the Shareholders in accordance with the Allocable Portions agreed upon by the Shareholders, rather than the Shareholders’ pro rata ownership of Company Shares; provided, however, that in the case of clauses (a), (b) and (c) above, the Shareholder Parties shall be liable only to the extent that such Taxes are in excess of the amount, if any, taken into account in determining the adjustments set forth in Section 1.7.

6.2          Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time), and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

6.3          Transfer Taxes. Each of the Shareholder Parties (collectively, on a joint and several basis), on the one hand, and Parent, on the other hand, shall be responsible for and pay 50% of all sales taxes, transfer taxes, stamp taxes, conveyance taxes, intangible taxes, documentary recording taxes, license and registration fees, recording fees and any similar taxes or fees incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”). Parent shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes (except to the extent such Tax Returns are required by law to be filed by the Shareholder Parties), and the Shareholder Parties shall cooperate with Parent in the filing of any such Tax Returns, including promptly supplying any information in its possession that is reasonably necessary to complete such Tax Returns. Parent and the Shareholder Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangement designed to minimize any applicable Transfer Taxes.

6.4          Cooperation on Tax Matters. Parent and the Shareholder Parties agree to furnish or cause to be furnished to each other, upon request, as promptly as is practicable, such information and assistance relating to the Company (including without limitation access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. Parent and the Shareholder Parties shall retain all books and records with respect to Taxes (including income related Taxes) for any period up to and including the Closing Date, pertaining to the Company, for at least seven years following the Closing Date. At the end of such period, each Party shall provide the others with at least 30 days prior written notice before destroying such books and records, during which period the Party receiving such notice can elect to take possession, at its own expense, of such books and records. Parent and the Shareholder Parties further agree, upon request, to use their best efforts to obtain any certificate or other document from any Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). Parent and the Shareholder Parties further agree, upon request, to provide the other with all information that either may be required to report pursuant to Code §6043, or Code §6043A, or Treasury Regulations promulgated thereunder.

6.5          Responsibility for Filing Tax Returns. Parent shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date. Parent shall permit the Shareholder Representative to review and comment on each such Tax Return relating to a Straddle Period or any period prior to Closing described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by the Shareholder Representative.

6.6          Refunds and Tax Benefits. Any Income Tax refunds that are received by Parent or the Surviving Company, and any amounts credited against Income Tax to which Parent or the Surviving Company becomes entitled, that relate to income Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Shareholders, and Parent shall pay over to the Shareholder Representative (for further distribution to Shareholders in accordance with their Allocable Portions) any such refund or the amount of any such credit (net of any Income Taxes of Parent or the Surviving Company attributable to such refund or credit) within 30 days after receipt or entitlement thereto; provided, however, Parent shall not be required to pay over to Shareholders any such refund or the amount of any such credit up to the amount of any Tax asset taken into account in determining the adjustments set forth in Section 1.7.

6.7          Amended Returns and Retroactive Elections. Parent shall not, and shall not cause or permit the Surviving Company to, (i) amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date or (ii) make any Tax election that has retroactive effect to any such year, in each such case without the prior written consent of the Shareholder Representative, such consent not to be unreasonably withheld.

6.8          Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

Article VII.
SURVIVAL AND INDEMNIFICATION

7.1          Survival. The covenants and agreements in this Agreement or in any Ancillary Agreement shall survive the Closing. The representations and warranties under this Agreement or in any Ancillary Agreement shall survive until the first anniversary of the Closing Date; provided, however, that (i) the following representations and warranties (collectively, the “Fundamental Representations”): (i) Section 3.1 (Authority), Section 3.2 (Organization), Section 3.4 (Capitalization; Title to Company Units), Section 3.8(a) (Title to Assets), Section 3.16 (Taxes), Section 3.35 (Brokers); and (ii) Section 4.1 (Organization), Section 4.2 (Authority), Section 4.6 (Parent Shares), and Section 4.7 (Brokers) shall survive the Closing for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days; and (ii) the representations and warranties set forth in Section 3.15 (Environmental Matters) and Section 3.18 (Employee Benefit Matters) shall survive the Closing until the third anniversary of the Closing Date. No action or claim for Losses resulting from any misrepresentation or breach of warranty shall be brought or made after the expiration of the survival period applicable to such representation or warranty (as provided in this Section), except that such time limitation shall not apply to claims which have been asserted and which are the subject of a written notice from the Shareholder Representative or the Shareholder Parties to Parent or from Parent to the Shareholder Representative or the Shareholder Parties, as may be applicable, prior to the expiration of such survival period.

7.2          General Indemnification.

(a)           The Shareholder Parties, jointly and severally, shall indemnify, defend and hold harmless Parent and its directors, officers, Affiliates, employees, agents and representatives (collectively, the “Parent Indemnified Parties”), from and against all Losses that are incurred or suffered by any of them in connection with or resulting from any of the following:

(i)       any breach of, or inaccuracy in, any representation or warranty made by any Shareholder Party in this Agreement;

(ii)      any breach of any covenant made by any Shareholder Party in this Agreement;

(iii)     any Closing Indebtedness, to the extent not included in the adjustments provided for in Section 1.7;

(iv)     any Transaction Expense, to the extent not included in the adjustments provided for in Section 1.7;

(v)      the determination of the Allocation Portions of the Merger Consideration payable to Shareholder, and the payment of the Merger Consideration in accordance with such Allocable Portions;

(vi)     any matter identified on Schedule 3.13; or

(vii)    the enforcement by any Parent Indemnified Party of its indemnification rights under this Agreement.

(b)           Parent shall indemnify, defend and hold harmless the Shareholder Parties and their respective directors, officers, Affiliates, employees, agents and representatives (collectively, the “Shareholder Indemnified Parties”) from and against all Losses that are incurred or suffered by any of them in connection with or resulting from any of the following:

(i)       any breach of, or inaccuracy in, any representation or warranty made by Parent in this Agreement;

(ii)      any breach of any covenant made by Parent in this Agreement; or

(iii)      the enforcement by the Shareholder Indemnified Parties of their indemnification rights under this Agreement.

(c)          Subject to the provisions of Section 7.2(d), (i) the Shareholder Parties shall have no obligation to indemnify Parent Indemnified Parties for any Losses pursuant to claims for breaches of, or inaccuracies in, representations and warranties (other than Fundamental Representations) under Section 7.2(a)(i) unless and until the total amount of Losses incurred by Parent Indemnified Parties with respect to such breaches of, or inaccuracies in, representations and warranties exceeds $100,000 (the “Threshold”), in which case the Shareholder Parties shall be liable for all such Losses, including Losses below the Threshold; (ii) Parent shall have no obligation to indemnify Shareholder Indemnified Parties for any Losses pursuant to claims for breaches of, or inaccuracies in, representations and warranties (other than Fundamental Representations) under Section 7.2(b)(i) unless and until the total amount of Losses incurred by Shareholder Indemnified Parties with respect to such breaches of, or inaccuracies in, representations and warranties exceeds the Threshold, in which case Parent shall be liable for all such Losses, including Losses below the Threshold. Subject to the provisions of Section 7.2(d), the maximum aggregate obligation of (i) the Shareholder Parties for Losses pursuant to claims for breaches of, or inaccuracies in, representations and warranties (other than Fundamental Representations) under Section 7.2(a)(i), and (ii) Parent for Losses pursuant to claims for breaches of, or inaccuracies in, representations and warranties (other than Fundamental Representations) under Section 7.2(b)(i), shall not exceed $1,250,000 (the “Cap”).

(d)          In no event shall the Threshold or the Cap, or the limitations set forth in Section 7.2(c), apply to Losses suffered or incurred by any Indemnified Party as a result of, or arising out of, (i) the matters set forth in Sections 7.2(a)(ii) through 7.2(a)(vii), Sections 7.2(b)(ii) or 7.2(b)(iii), or Section 6.1; (ii) a breach of, or inaccuracy in, any Fundamental Representation; or (iii) any fraud or intentional misrepresentation by a Party

(e)          The representations and warranties in this Agreement and the Ancillary Agreements shall not be affected or diminished by, and no right of indemnification hereunder shall be limited by reason of any investigation or audit conducted before or after the Closing or the knowledge of any Party of any breach of a representation, warranty, covenant or agreement by the other Party at any time, or the decision of any Party to complete the Closing.

7.3          Process for Indemnification.

(a)          A Party entitled to indemnification hereunder shall herein be referred to as an “Indemnified Party.” A Party obligated to indemnify an Indemnified Party hereunder shall herein be referred to as an “Indemnifying Party.” As soon as is reasonable after an Indemnified Party either (i) receives notice of any claim or the commencement of any Action by any third party which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder (a “Third Party Claim”) or (ii) sustains any Loss not involving a Third Party Claim or action which such Indemnified Party reasonably believes may give rise to a claim for indemnification from an Indemnifying Party hereunder, such Indemnified Party shall, if a claim in respect thereof is to be made against an Indemnifying Party under this Article VII, notify such Indemnifying Party in writing of such claim, action or Loss, as the case may be; provided, however, that failure to notify Indemnifying Party shall not relieve Indemnifying Party of its indemnity obligation, except to the extent Indemnifying Party is actually prejudiced in its defense of the Action by such failure. Any such notification must be in writing and must state in reasonable detail the nature and basis of the claim, Action or Loss, to the extent known. Except as provided in this Section 7.3, the Indemnifying Party shall have the right using counsel reasonably acceptable to the Indemnified Party, to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 15 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party; provided, further, that (1) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to fully satisfy and discharge the Third Party Claim subject to the limitations with respect to indemnification included in this Agreement; (2) if reasonably requested to do so by the Indemnified Party, the Indemnifying Party shall have made reasonably adequate provision to ensure the Indemnified Party of the financial ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (3) assumption by the Indemnifying Party of such Third Party Claim would not reasonably be expected to cause a material adverse effect on the Indemnified Party’s business; and (4) the Indemnifying Party shall diligently contest the Third Party Claim (the conditions set forth in clauses (1), (2), (3) and (4) being collectively referred to as the “Litigation Conditions”). The Indemnified Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnifying Party; provided, that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim or if representation of the Indemnifying Party and the Indemnified Party by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest under applicable standards of professional conduct. The Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions.

(b)      The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Article VII shall relieve it of such obligations to the extent such obligations exist.

(c)      If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.3, the Indemnifying Party shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable, provided that at least ten (10) days prior to any such settlement, written notice of its intention to settle is given to the Indemnifying Party. If, pursuant to this Section 7.3, the Indemnified Party so contests, defends, litigates or settles a Third Party Claim for which it is entitled to indemnification hereunder, the Indemnified Party shall be reimbursed on a monthly basis by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling the Third Party Claim which are incurred from time to time.

7.4          Recoupment Against Holdback; Release of Holdback.

(a)      The Parties agree that Parent shall set off against the Holdback Amount, by reducing the number of Holdback Shares payable to Shareholders, any amount necessary to satisfy (a) a Shareholder Party’s indemnification obligations with respect to any Claim for Losses required to be paid by the Shareholder Parties pursuant to this Article VII; (b) the Shareholder Parties’ indemnification obligations pursuant to Article VI; and (c) any obligation of the Shareholder Parties to pay any amounts that may become due to Parent pursuant to Section 1.7 with respect to the reductions to the Merger Consideration, which right may be exercised at any time after such payments become due.

(b)      When Parent becomes entitled to any payment from the Holdback Amount pursuant to this Agreement, Parent shall notify the Shareholder Representative of the amount due to Parent that will be set off against the Holdback Amount (and the corresponding reduction in the number of Holdback Shares otherwise due to Shareholders).

(c)      Within 10 days after the First Holdback Release Date, Parent shall cause its transfer agent to deliver to Shareholders the aggregate number of Holdback Shares determined by dividing (i) the amount (such amount, the “First Release Amount”) equal to (A) $2,300,000, less (B) any amounts set off against the Holdback Amount pursuant to this Agreement, including this Section 7.4, on or before the First Release Date, less (C) any amounts that Parent is permitted to continue to hold for Unresolved Claims pursuant to Section 7.4(e), by (ii) the Parent Share Value.

(d)      Within 10 days of the expiration of the Holdback Period, Parent shall cause its transfer agent to deliver to Shareholders the aggregate number of Holdback Shares determined by dividing (i) the amount equal to (A) the Holdback Amount, less (B) the First Release Amount, less (B) any amounts set off against the Holdback Amount pursuant to this Agreement, including this Section 7.4, less (C) any amounts that Parent is permitted to continue to hold for Unresolved Claims pursuant to Section 7.4(e), by (ii) the Parent Share Value.

(e)      Notwithstanding the foregoing, if, at the First Holdback Release Date or the expiration of the Holdback Period, as applicable, there is one or more pending Claims by a Parent Indemnified Party against the Shareholder Parties for indemnification pursuant to Article VI or Article VII, but there has not been a final resolution of such Claim (each, an “Unresolved Claim”), then Parent may withhold from the Holdback Amount to be released pursuant to Section 7.4(c) or Section 7.4(d), as applicable, and continue to hold, a portion of the Holdback Amount equal to the amount that Parent reasonably deems necessary to fully satisfy the Unresolved Claim (the “Unresolved Claim Amount”), up to the full remaining Holdback Amount, and the corresponding Holdback Shares (as determined by dividing the Unresolved Claim Amount by the Parent Share Value), until such time as there is a final resolution of such Unresolved Claim (at which time Parent shall deliver (or cause its transfer agent to deliver) to Shareholders any remaining portion of the Unresolved Claim Amount, by delivery of Holdback Shares, to which Shareholders are entitled pursuant to this Agreement (after satisfaction of any amounts due with respect to such Unresolved Claim). For purposes of satisfying any claims by Parent against the Holdback Amount and the Holdback Shares, the Holdback Shares shall be deemed to have a value equal to the Parent Share Value, notwithstanding the then current trading price of the Parent Shares.

(f)      For the avoidance of doubt and notwithstanding anything to the contrary in this Section 7.4 or elsewhere in this Agreement (but without otherwise limiting Parent’s right to indemnification hereunder), the Parties agree that, after the First Holdback Release Date, the remaining Holdback Amount (net of the First Release Amount) that Parent is entitled to hold back for the duration of the Holdback Period shall only be used for purposes of satisfying (i) claims related to sales and use tax in states other than California, and (ii) any Unresolved Claims existing as of the First Release Date.

7.5          Right of Setoff. Without limiting any other remedies available at law or in equity, Parent shall have the right to set off against any payments due and owing from Parent or its Affiliates to any Shareholder Party to the extent Parent has suffered a Loss and has made a claim for indemnity against such Shareholder Party under this Article VII or has made a claim for indemnification under Article VI; provided, however, Parent shall not have the right to set off against any payments due to any Shareholder Party pursuant to an employment, consulting or other independent contractor agreement between such Shareholder Party and Parent, the Surviving Company or any of their Affiliates.

7.6          Remedies Exclusive. The remedies provided in this Article VII shall be the sole and exclusive remedies of any Indemnified Party related to any and all Losses incurred because of or resulting from or arising out of this Agreement and any Ancillary Agreements; provided, however, that nothing contained in this Article VII shall be deemed to limit or restrict in any manner (a) any rights or remedies which any Indemnified Party has, or might have, at law or in equity based on fraud or intentional misrepresentation, or (b) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled.

7.7          Tax Treatment. Any indemnification payments under this Article VII shall be treated for Tax purposes as adjustments to the Merger Consideration to the extent permitted by applicable Law.

Article VIII.
MISCELLANEOUS

8.1          Shareholder Representative.

(a)      The Shareholder Parties hereby collectively and irrevocably constitute and appoint the Shareholder Representative as their exclusive agent and attorney-in-fact, with full power and authority, in the name of and for and to act on behalf of all the Shareholder Parties or in the name of the Shareholder Representative (i) to take any and all actions on behalf of the Shareholder Parties with respect to the transactions contemplated by this Agreement, as the Shareholder Parties could take if acting individually including settlement, compromise and resolution, with respect to all matters arising under this Agreement for which the Shareholder Representative has been provided with authority, responsibility, management or control in this Agreement, in all such cases as the Shareholder Representative may deem desirable or necessary, (ii) to give and receive all notices, consents, wire transfer payment instructions for the Shareholder Parties, certificates, agreements, waivers, releases, elections, accountings, reports and other communications in connection with the foregoing, (iii) to assert any claim, action, proceeding or investigation against Parent, and (iv) to refrain from enforcing any right of the Shareholder Parties or any of them or the Shareholder Representative arising out of or under or in any manner related to this Agreement or the transactions contemplated hereby. The Shareholder Representative is also authorized (x) to execute and deliver all amendments to this Agreement as the Shareholder Representative deems necessary, advisable or appropriate in connection with any of the foregoing matters and (y) to execute and deliver such other miscellaneous certificates and incidental documents required of any Shareholder Party after the Closing; and all such amendments, agreements certificate and documents shall be fully binding on the Shareholder Parties in all respects and for all purposes.

(b)      The foregoing appointment shall be an agency coupled with an interest, and all authority conferred hereby is irrevocable and is not subject to termination by any Shareholder Party, or by operation of law, whether by death, incapacity or the occurrence of any other event.

(c)      Joshua Shilts hereby accepts his appointment as the Shareholder Representative on behalf of all the Shareholder Parties pursuant to this Agreement.

(d)      If any death, incapacity or other such event with respect to any Shareholder should occur, any action taken, or to be taken, by the Shareholder Representative shall be as valid as if such death, incapacity or other event had not occurred, regardless of whether or not the Shareholder Representative or Parent shall have received notice of such death, incapacity or other event.

(e)      Any communication, notice, consent, certificate, agreement, waiver, election, accounting, report or any other matter delivered to the Shareholder Representative in accordance with the provisions of this Agreement shall be deemed delivered to all the Shareholder Parties. Every Party to this Agreement and any other interested Person may rely on any communications, notices, consents, certificates, agreements, waivers, elections, accountings, reports and any other matter sent by the Shareholder Representative as if same had been sent by all the Shareholder Parties. The Shareholder Parties hereby waive any and all claims against Parent based upon the actual or alleged lack of authorization of the Shareholder Representative with respect to any action taken by Parent in reliance on the authority of the Shareholder Representative.

(f)      If the Shareholder Representative resigns or shall be unable to serve as the Shareholder Representative, then a successor Shareholder Representative shall be selected by the Shareholder Parties who held at least a majority of all Company Shares immediately prior to the Closing, and the Shareholder Parties shall deliver written notice of such appointment to Parent.

(g)      To the extent the Shareholder Representative has authority to act on such matter pursuant to this Agreement, Parent and its Affiliates (including, after the Closing, the Surviving Company) are entitled to deal exclusively with the Shareholder Representative on all matters relating to this Agreement, and the other Ancillary Agreements and the transactions contemplated hereby. Any action taken or not taken or decisions, communications or writings made, given or executed by the Shareholder Representative, for or on behalf of any Shareholder Party, shall be deemed an action taken or not taken or decisions, communications or writings made, given or executed by such Shareholder Party. Parent and its Affiliates (including, after the Closing, the Surviving Company) shall be entitled to disregard any decisions, communications or writings made, given or executed by any Shareholder in connection with this Agreement and any other agreement or document contemplated hereby and the transactions contemplated by this Agreement unless the same is made, given or executed by the Shareholder Representative. Notwithstanding anything to the contrary set forth herein, from and after the Closing, none of Parent, the Surviving Company or any of their respective Affiliates, shall be liable for any liability to any Person, including any Shareholder, for any action taken or not taken by the Shareholder Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by the Shareholder Representative, including any failure of the Shareholder Representative (so long as such failure is not the result of any act or failure to act of Parent) to distribute (or cause to be distributed) or subdivide (or cause to be subdivided) in the correct amounts any payments made to the Shareholder Representative by Parent or its Subsidiaries (including, after the Closing, the Surviving Company) for distribution to any Shareholder, among Shareholders or any other Person; it being understood that once Parent or its Affiliates (including, after the Closing, the Surviving Company) has made a payment to be made pursuant to this Agreement or any other Ancillary Agreement, in accordance with the terms of the relevant agreement, to the Shareholder Representative for distribution to any Shareholder, among Shareholders or to such other Person, such payment shall constitute a complete discharge of the relevant payment obligation of Parent or such Affiliate.

8.2          Interpretive Provisions.

(a)      Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation and (ii) any reference to gender shall include all genders. The term “or” has the inclusive meaning represented by the phrase “and/or.” Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. The terms “dollars” and “$” mean United States Dollars. Unless Business Days are specified, all references to “days” hereunder shall mean calendar days. The Exhibits and Schedules identified in this Agreement are incorporated into this Agreement by reference and made a part hereof.

(b)      The Parties acknowledge and agree that (i) each Party and its counsel have reviewed the terms and provisions of this Agreement and have contributed to its drafting, (ii) the normal rule of construction, to the effect that any ambiguities are resolved against the drafting Party, shall not be employed in the interpretation of it, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties and not in favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

8.3          Entire Agreement. This Agreement (including the Schedules and the exhibits attached hereto) together with the Ancillary Agreements constitute the sole understanding and agreement of the Parties with respect to the subject matter hereof. The Parties agree and acknowledge that as of the Closing Date, the mutual non-disclosure agreement, dated June 17, 2022, is terminated.

8.4          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties; provided however, that this Agreement may not be assigned by any Shareholder Party without the prior written consent of Parent or be assigned by Parent without the prior written consent of the Shareholder Representative, except that (i) Parent may, at its election and provided it remains liable for its obligations hereunder, assign this Agreement to any Affiliate of Parent, and (ii) Parent or any such assignee may make a collateral assignment of its rights (but not its obligations) under this Agreement to any lender providing financing to Parent in connection with the Closing.

8.5          Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

8.6          Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party that is entitled to the benefits of such waived terms or provisions. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

8.7          Expenses. Except as otherwise expressly provided herein, each of the Parties shall bear the expenses incurred by that Party incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such Party, whether or not the transactions contemplated hereby shall be consummated.

8.8          Notices. Any notice, request, instruction, or other document to be given hereunder by any Party to any other Party shall be in writing and shall be given by delivery in person, by electronic mail, by overnight courier or by registered or certified mail, postage prepaid (and shall be deemed given when delivered if delivered by hand, when delivered if delivered by electronic mail, one Business Day after deposited with an overnight courier service if delivered by overnight courier and three days after mailing if mailed), as follows:

     to Shareholder Parties (or, as applicable, with respect to the Shareholder Representative):

Gary F. Shilts (individually or on behalf of Shilts Trust)

[**]

Email: [**]

Joshua Shilts (individually or as the Shareholder Representative)

[**]

Email: [**]

Shannon Johnson (individually or on behalf of Johnson Trust)

[**]

Email: [**]

Lavon M. Parrish

[**]

Email: [**]

     with a copy to:

The Watkins Firm, APC

9915 Mira Mesa Blvd., Suite 130

San Diego, CA 92131

Attn: Chris Popov, Esq.

Email: cpopov2@gmail.com

     to Parent to:

Transcat, Inc.

35 Vantage Point Drive

Rochester, New York 14624

Attn : James M. Jenkins, Chief Legal and Corporate Development Officer

Email : jim.jenkins@transcat.com

     with a copy to:

Harter Secrest & Emery LLP

50 Fountain Plaza, Suite

Buffalo, New York 14202

Attention: Phillip A. Delmont

Email: pdelmont@hselaw.com

or at such other address for a Party as shall be specified by like notice.

8.9          Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed wholly within that jurisdiction.

8.10        Public Announcements. None of the Shareholder Parties or Parent shall make any public statements, including any press releases, with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld) except as may be required by Law. If a public statement is required to be made by Law, the Parties shall consult with each other in advance as to the contents and timing thereof.

8.11        No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the Parties and their permitted successors and assigns, and no other Party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

8.12        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.13        Delivery by Facsimile and Email. This Agreement and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or by electronic mail, shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party shall raise the use of a facsimile machine or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic mail as a defense to the formation or enforceability of this Agreement and each such Party forever waives any such defense.

Article IX.
CERTAIN DEFINITIONS

9.1          Defined Terms. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Allocable Portion” means, with respect to each Shareholder, the percentage of the Merger Consideration allocated to such Shareholder, as agreed upon by the Shareholders and set forth on Schedule 1.5(c).

“Ancillary Agreement” means any agreement, exhibit, schedule, statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“Anti-Corruption Laws” means the US Foreign Corrupt Practices Act and any other applicable anti-corruption Laws.

“Authority” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity, agency, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

“Business” means the Company’s business of selling and renting test equipment and providing commercial instrument repair, calibration and certification services for test equipment.

“Business Day” means any day other than a day on which banks in New York, New York are required or authorized to be closed.

“Cash Consideration” means $10,000,000.

“Cash on Hand” means all cash and cash equivalents of the Company, calculated as of immediately prior to the Closing, determined in accordance with GAAP and subject to the next sentence (which, for the avoidance of doubt, may be a negative number). For the avoidance of doubt, Cash on Hand shall be calculated (i) net of (A) all issued but uncleared checks and drafts, ACH transactions and other wire transfers issued by the Company to the extent such checks, drafts, ACH transactions or other wire transfers have not yet cleared and are not included as current Liabilities in the calculation of Closing Working Capital as finally determined pursuant to Section 1.7, (B) any cash and cash equivalents of the Company that is distributed or otherwise paid to Shareholders prior to the Effective Time and (C) investment securities (including equity securities and certificates of deposit); and (ii) shall include all checks, ACH transactions and other wire transfers and drafts deposited or received by the Company and available for deposit for the account of the Company, and to the extent not included as current assets in the calculation of Closing Working Capital as finally determined pursuant to Section 1.7.

“Closing Cash” means the amount of Cash on Hand as of immediately prior to the Closing.

“Closing Indebtedness” means the amount of Indebtedness of the Company outstanding as of immediately prior to the Closing (without giving effect to the transactions contemplated herein), as determined in accordance with GAAP.

“Closing Transaction Expenses” means, to the extent not paid by the Shareholder Parties, the Company or otherwise prior to the Closing Date, the amount of Transaction Expenses accrued or outstanding as of immediately prior to the Closing (without giving effect to the transactions contemplated herein), as determined in accordance with GAAP.

“Closing Working Capital” means the value, as of the Closing, of the current assets of the Company, less the aggregate amount of current Liabilities of the Company all as determined in accordance with GAAP, subject to Schedule 3.6, and in accordance with the terms and conditions of, and subject to the adjustments described in, Section 1.7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, loan or credit agreement, bond, debenture, note, mortgage, indenture, supply agreement, sale or purchase order, or any other binding agreement, commitment, arrangement or understanding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

“Encumbrances” means all liens, charges, mortgages, pledges, security interests or other encumbrances of any kind.

“Environmental Laws” means all foreign, federal, state and local laws, rules, regulations, ordinances, codes, common law, judgments, orders, consent agreements, legally-binding requirements, work practices, standards and norms relating to (i) the protection of the environment (including air, surface and subsurface water, drinking water supplies, surface and subsurface land, the interior of any building or building component, soil and natural resources) or human health (including without limitation occupational health and safety) or (ii) Hazardous Substances.

“Environmental Liabilities” shall mean, with respect to any Person, all Liabilities, obligations, responsibilities, remedial actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred, based upon, related to, or arising under or pursuant to any Environmental Laws, or which relates to any environmental, health or safety condition.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person, trade or business (whether or not incorporated) that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with the Company, as defined in Section 414 of the Code, or is otherwise required to be aggregated with the Company under Section 414(o) of the Code.

“Estimated Cash Payment” means an amount equal to the total of (a) the Cash Consideration, plus (b) the Estimated Closing Cash, minus (c) the amount, if any, by which Estimated Closing Working Capital is less than Target Working Capital Floor, plus (d) the amount, if any, by which Estimated Closing Working Capital is greater than Target Working Capital Ceiling, minus (e) the Estimated Closing Indebtedness, minus (f) the Estimated Closing Transaction Expenses.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Final Closing Cash” means the Closing Cash set forth in the Final Closing Statement, as finally determined pursuant to Section 1.7.

“Final Cash Payment” means an amount equal to the total of (a) the Cash Consideration, plus (b) the Closing Cash, minus (c) the amount, if any, by which Final Closing Working Capital is less than Target Working Capital Floor, plus (d) the amount, if any, by which Final Closing Working Capital is greater than Target Working Capital Ceiling, minus (e) the Final Closing Indebtedness, minus (f) the Final Closing Transaction Expenses.

“Final Closing Indebtedness” means the Closing Indebtedness set forth in the Final Closing Statement, as finally determined pursuant to Section 1.7.

“Final Closing Transaction Expenses” means the Closing Transaction Expenses set forth in the Final Closing Statement, as finally determined pursuant to Section 1.7.

“Final Closing Working Capital” means the Closing Working Capital set forth in the Final Closing Statement, as finally determined pursuant to Section 1.7.

“FINRA” means the Financial Industry Regulatory Authority.

“First Holdback Release Date” means August 8, 2024.

“GAAP” means United States generally accepted accounting principles consistently applied throughout the relevant periods.

“General Enforceability Exceptions” means general principles of equity and by bankruptcy, insolvency or similar Laws and general equitable principles affecting the rights of creditors generally.

“Government Official” means (i) any director, officer, employee, agent or representative (including anyone elected, nominated, or appointed to be an officer, employee, or representative) of any Authority, or anyone otherwise acting in an official capacity on behalf of an Authority; (ii) any candidate for public or political office; (iii) any royal or ruling family member; or (iv) any agent or representative of any of those Persons listed in subcategories (i) through (iii).

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Authority.

“Hazardous Substances” means any and all hazardous or toxic substances, materials, and wastes, solid wastes, industrial wastes, pollutants, contaminants, polychlorinated biphenyls, asbestos, volatile and semi-volatile organic compounds, oil, petroleum products and fractions thereof, radioactive materials and wastes, and any and all other chemicals, substances, materials and wastes regulated under Environmental Law.

“Holdback Period” means the period beginning on the Closing Date and ending on the third anniversary of the Closing Date.

“Indebtedness” means all principal, interest, premiums, penalties or other Liabilities related to (a) all indebtedness for borrowed money, (b) all obligations (contingent or otherwise) for the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business) (including notes payable to the sellers of such property or services), (c) all other obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (e) all obligations as lessee or lessees under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, under acceptance, letter of credit or similar facilities, (g) all obligations owing pursuant to factoring agreements for accounts receivable, (h) all obligations in respect of unfunded pensions, (i) all obligations of the type referred to in clauses (a) through (h) above guaranteed directly or indirectly in any manner by the Company, or in effect guaranteed directly or indirectly by the Company through an agreement (1) to pay or purchase such obligations or to advance or supply funds for the payment or purchase of such obligations, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligations or to assure the holder of such obligations against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss; provided, that such Indebtedness referred under this clause (i) is of the type that would be reflected as debt on a balance sheet prepared in accordance with GAAP, (j) all Indebtedness of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any lien on property (including accounts and Contract rights) owned by the Company (including the Owned Real Property), even though such Person has not assumed, become liable for or guaranteed the payment of such Indebtedness, (k) all Liabilities of, under or in connection with any accrued bonuses and deferred compensation bonuses (including all related Taxes, including the employers share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to such amounts), (l) any unfunded capital expenditures committed to by the Company, and (m) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all prepayment premiums or penalties payable upon repayment of any items of Indebtedness of the type referred to in clauses (a) through (i) above.

“Interim Financial Statement” has the meaning set forth in Section 3.6.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trade-marks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all material advertising and promotional materials, (h) all industrial designs and integrated circuit topography rights, (i) all other proprietary rights, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

“Interim Balance Sheet” means the balance sheet of the Company as of the Interim Balance Sheet Date, as set forth in the Financial Statements.

“Interim Balance Sheet Date” means March 31, 2023.

“IRS” means the Internal Revenue Service.

“knowledge”, “to the knowledge” or “known” and words of similar import means the actual or constructive knowledge of a natural person or, with respect to a Person that is not a natural person, the actual or constructive knowledge of the officers of such Person, in each case after due inquiry.

“Laws” means any federal, state or local law (including, without limitation, principles of common law), statute, ordinance, regulation, Permit, certificate, judgment, order, award or other legally enforceable determination, decision or requirement of any Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means any and all losses, Liabilities, damages, penalties, obligations, awards, fines, deficiencies, demands, interest, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) resulting from, arising out of or incident to any matter for which indemnification is provided under this Agreement.

“Material Adverse Effect” means any circumstance or event which, individually or in the aggregate with any other circumstance or event, is or could be reasonably expected to be material and adverse to the business, properties, operations, condition (financial or otherwise), or results of operations of the Company, taken as a whole. For purposes of this definition of Material Adverse Effect, the effect of any matter as to any past period shall be determined based on its actual effect, and its effect as to any future period shall be determined based on the effect that such matter is reasonably likely to have.

“Ordinary Course of Business” means, with respect to the Company, the ordinary course of business consistent with the Company’s past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, for any entity, its constituent or organizational documents, including, in the case of a corporation, its articles or certificates of incorporation and its bylaws.

“Parent Shares” means shares of Parent’s common stock.

“Permitted Encumbrances” means (i) statutory liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business and securing sums that are not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been established on the Interim Financial Statements in accordance with GAAP and do not otherwise constitute a breach of or an event of default under any Lease.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, or other entity.

“Personal Information” means the type of information regulated and/or subject to Privacy Laws and collected, used, disclosed or retained by the Company including information regarding the Company’s clients, customers, suppliers, employees, agents, dependent and independent contractors including an individual’s name, address, age, gender, identification or social insurance number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal and professional references and health and/or medical records.

“Privacy Laws” means all applicable, federal, state or municipal laws governing the collection, use, disclosure and/or retention of Personal Information.

“Restricted Territory” means North America.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Target Closing Working Capital Ceiling” means $1,500,000.

“Target Closing Working Capital Floor” means $1,300,000.

“Tax” means (i) any federal, state, local or non-U.S. income, gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, property taxes (real or personal), including unpaid property taxes, premium, windfall profits, environmental assessments, alternative or add-on minimum, custom duties, capital stock, profits, social security (or similar), unemployment, disability, estimated, or any other tax of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, whether disputed or not, and (ii) any obligation to indemnify or otherwise assume or succeed to any Liability described in clause (i) hereof of any other Person whether by Contract or under common law doctrine of de facto merger and successor liability or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information or any amended return) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, or collection of any Tax paid or payable by or with respect to the Company or the administration of any laws, regulations, or administrative requirements relating to any such Tax.

“Transaction Expenses” means (without duplication), (i) the collective amount payable by the Company, or Liabilities of the Company that were incurred by the Company or the Shareholder Parties to, outside legal counsel, accountants, advisors, brokers and other Persons in connection with the transactions contemplated by this Agreement or otherwise arising by consummation of the transactions contemplated hereby, including 100% of the costs and expenses of obtaining any third party consents (including customer consents), 100% of the filing fees incurred by the Company in connection with any filing by the Company with an Authority, and 100% of the fees and expenses payable to the Person identified on Schedule 3.35, and (ii) all Liabilities of the Company under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements, and similar obligations that are triggered in whole or in part by the consummation of the transactions contemplated by this Agreement (including all related Taxes, including the employer’s share of any payroll Taxes attributable to such amounts and any amounts payable pursuant to Section 280G of the Code (or any corresponding provision of Law) or to offset or gross-up any Person for any excise Taxes, income Taxes or other Taxes related to the foregoing items).

9.2          Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

“401(k) Plan”	5.6
“Accounts Receivable”	3.10(a)
“Action”	3.13
“Ancillary Agreements”	3.1
“Agreement”	Preamble
“Benefit Plans”	3.18(a)
“Certificates of Merger”	1.2
“CGCL”	Recitals

“Closing”	2.1
“Closing Consideration Shares”	1.5(b)(iii)
“Closing Date”	2.1
“Confidential Information”	5.1
“Company”	Preamble
“Company Certificates”	1.6(b)
“Company Shares”	1.3
“Confidential Information”	5.1
“DLLCA”	Recitals
“Effective Time”	2.1
“Eligible Employee”	1.12
“Estimated Closing Indebtedness”	1.7(a)
“Estimated Closing Statement”	1.7(a)
“Estimated Closing Transaction Expenses”	1.7(a)
“Estimated Closing Working Capital”	1.7(a)
“Financial Statements”	3.6
“Final Closing Statement”	1.7(b)
“Fundamental Representations”	7.1
“Holdback Amount”	1.5(b)(ii)
“Holdback Shares”	1.5(b)(ii)
“Indemnified Party”	7.3(a)
“Indemnifying Party”	7.3(a)
“Independent Accountant”	1.7(e)
“Intellectual Property”	3.12(a)
“Interim Financial Statements”	3.6
“IT Systems”	3.11(d)
“Johnson”	Preamble
“Johnson Trust”	Preamble
“G. Shilts”	Preamble
“Leased Real Property”	3.9(b)
“Licensed Intellectual Property”	3.11(a)
“Litigation Conditions”	7.3(a)
“LLC Agreement”	1.4(b)
“Material Contracts”	3.12(a)
“Material Owned Intellectual Property”	3.11(a)
“Merger”	Recitals
“Merger Consideration”	1.5(a)
“Merger Sub”	Preamble
“Notice of Disagreement”	1.7(d)
“Parent”	Recitals
“Parent Balance Sheet”	4.8(b)
“Parent Financial Statements”	4.8(c)
“Parent Indemnified Parties”	7.2(a)
“Parent Share Value”	1.5(b)(ii)

“Party”	Preamble
“Parties”	Preamble
“Permits”	3.14
“Pre-Closing Tax Period”	6.1
“Real Property Leases”	3.9(b)
“Releasing Party”	5.5
“Registration Rights Agreement”	2.2(a)(iii)
“Restricted Period”	5.2(a)
“RSU Award”	1.12
“Rule”	3.27
“SEC”	4.5
“SEC Documents”	4.8(a)
“Shareholder”	Preamble
“Shareholder Indemnified Parties”	7.2(b)
“Shareholder Parties”	Preamble
“Shareholder Representative”	Preamble
“Shareholders”	Preamble
“Shilts Trust”	Preamble
“Significant Customer”	3.21
“Significant Supplier”	3.22
“Straddle Period”	6.2
“Surviving Company”	1.1
“Taxing Authority”	3.16(a)
“Third Party Claim”	7.3(a)
“Threshold”	7.2(c)
“Transfer Taxes”	6.3
“Unresolved Claim”	7.4(e)
“Unresolved Claim Amount”	7.4(e)

[Signature page follows.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf as of the date first above written.

PARENT:
TRANSCAT, INC.

By:	/s/ James M. Jenkins
Name:	James M. Jenkins
Title:	Chief Legal and Corporate Development Officer

MERGER SUB:
AXIOM TEST EQUIPMENT, LLC

By:	/s/ James M. Jenkins
Name:	James M. Jenkins
Title:	Manager

[signature page to Agreement and Plan of Merger]

COMPANY:

AXIOM TEST EQUIPMENT, INC.

By:	/s/ Joshua Shilts
Name:	Joshua Shilts
Title:	President

SHAREHOLDER PARTIES:

Shilts Family 2008 Trust, DTD 5/6/2008

By:	/s/ Gary F. Shilts
Gary F. Shilts, Trustee

/s/ Joshua Shilts
Joshua Shilts, an individual

Shannon and Gloria Johnson Living Trust

By:	/s/ Shannon Johnson
Shannon Johnson, Trustee

/s/ Lavon M. Parrish
Lavon M. Parrish, an individual

/s/ Gary F. Shilts
Gary F. Shilts, an individual

/s/ Shannon Johnson
Shannon Johnson, an individual

SHAREHOLDER REPRESENTATIVE:

/s/ Joshua Shilts
Joshua Shilts

[signature page to Agreement and Plan of Merger]

Exhibit A

Registration Rights Agreement